EXHIBIT 4.1

CREDIT AGREEMENT

among

HELIX Q5000 HOLDINGS S.À R.L.,

as Borrower,

HELIX VESSEL FINANCE S.À R.L.,

as Holdings

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, LONDON BRANCH,

as Administrative Agent
__________________________________

Dated as of September 26, 2014
__________________________________

NORDEA BANK FINLAND PLC, LONDON BRANCH,

as Bookrunner and Lead Arranger,

 CLIFFORD CAPITAL PTE. LTD., KFW IPEX-BANK GMBH and

WELLS FARGO BANK, N.A.

as Lead Arrangers

and

COMPASS BANK

as Co-Arranger

TABLE OF CONTENTS

Page

SECTION 1.	Definitions and Accounting Terms	1

1.01	Defined Terms	1
1.02	Accounting Terms	27
1.03	Luxembourg Terms	27

SECTION 2.	Amount and Terms of Credit Facility	28

2.01	The Commitments	28
2.02	Notice of Borrowing	28
2.03	Disbursement of Funds	29
2.04	Notes	30
2.05	Pro Rata Borrowings	30
2.06	Interest	31
2.07	Interest Periods	31
2.08	Increased Costs, Illegality, Market Disruption, etc.	32
2.09	Compensation	34
2.10	Change of Lending Office; Limitation on Additional Amounts	34
2.11	Replacement of Lenders	35

SECTION 3.	Commitment Fees and Other Fees	36

3.01	Fees	36
3.02	Voluntary Termination or Reduction of Commitments	36
3.03	Mandatory Reduction of Commitments	36

SECTION 4.	Prepayments; Payments; Taxes	37

4.01	Voluntary Prepayments	37
4.02	Mandatory Repayments	38
4.03	Method and Place of Payment	39
4.04	Net Payments; Taxes	39
4.05	Application of Proceeds	41

SECTION 5.	Conditions Precedent	43
5.01	Effective Date	43
5.02	Closing Date	46

SECTION 6.	Representations and Warranties	48

6.01	Corporate Status	48
6.02	Corporate Power and Authority	48
6.03	Helix Agreements	48
6.04	No Violation	48
6.05	Governmental Approvals	49
6.06	No Undisclosed Business; Solvency; Material Adverse Effect; etc.	49

(i)

TABLE OF CONTENTS (continued)

Page

6.07	Litigation	50
6.08	Financial Statements; True and Complete Disclosure; Projections	50
6.09	Use of Proceeds; Margin Regulations	51
6.10	Tax Returns and Payments	51
6.11	Compliance with ERISA	51
6.12	The Security Documents	53
6.13	Subsidiaries	53
6.14	Compliance with Statutes, etc.	53
6.15	Investment Company Act	53
6.16	Pollution and Other Regulations	53
6.17	Maintenance of Properties	54
6.18	Insurance	54
6.19	Concerning the Collateral Vessel	54
6.20	Money Laundering and Sanctions Laws	54
6.21	No Immunity	55
6.22	Fees and Enforcement	55
6.23	Form of Documentation	56
6.24	Pari Passu or Priority Status	56
6.25	Citizenship	56
6.26	Completeness of Documentation	56
6.27	Luxembourg Specific Representations and Warranties	56

SECTION 7.	Affirmative Covenants	57

7.01	Information Covenants	57
7.02	Books, Records and Inspections	60
7.03	Maintenance of Property; Insurance	61
7.04	Corporate Franchises	61
7.05	Compliance with Laws, Statutes, etc.	61
7.06	Compliance with Environmental Laws	61
7.07	ERISA	62
7.08	End of Fiscal Years; Fiscal Quarters	63
7.09	Performance of Obligations	63
7.10	Payment of Taxes	63
7.11	Further Assurances	63
7.12	Deposit of Earnings	64
7.13	Ownership of Borrower and the Collateral Vessel	64
7.14	Citizenship; Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of the Collateral Vessel	64
7.15	Use of Proceeds	66
7.16	Separate Existence	66

SECTION 8.	Negative Covenants	67

8.01	Liens	67
8.02	Consolidation, Merger, Sale of Assets, etc.	68
8.03	Restricted Payments	69

(ii)

TABLE OF CONTENTS (continued)
Page

8.04	Indebtedness	70
8.05	Advances, Investments and Loans	70
8.06	Transactions with Affiliates	71
8.07	Financial Covenants	72
8.08	Limitation on Modifications of Certain Documents	72
8.09	Business of Credit Parties.	73
8.10	Bank Accounts	73
8.11	Jurisdiction of Employment	73
8.12	Operation of the Collateral Vessel	74

SECTION 9.	Events of Default	74

9.01	Payments	74
9.02	Representations, etc.	74
9.03	Covenants	74
9.04	Default Under Other Agreements	74
9.05	Bankruptcy, etc.	75
9.06	ERISA	75
9.07	Security Documents	76
9.08	Guaranty	76
9.09	Judgments	76
9.10	Default under External Charter	76
9.11	Illegality	76
9.12	Termination of Business	76
9.13	Bareboat Charter Payment Obligation	77

SECTION 10.	Agency and Security Trustee Provisions	78

10.01	Appointment	78
10.02	Nature of Duties	78
10.03	Lack of Reliance on the Agents	79
10.04	Certain Rights of the Agents	79
10.05	Reliance	79
10.06	Indemnification	80
10.07	The Administrative Agent in its Individual Capacity	80
10.08	Holders	80
10.09	Resignation by the Administrative Agent	80
10.10	Collateral Matters	81
10.11	Delivery of Information	82

SECTION 11.	Miscellaneous	82

11.01	Payment of Expenses, etc.	82
11.02	Right of Setoff	83
11.03	Notices	84
11.04	Benefit of Agreement; Assignments; Participations	84
11.05	No Waiver; Remedies Cumulative	86

(iii)

TABLE OF CONTENTS (continued)
Page

11.06	Payments Pro Rata	86
11.07	Calculations; Computations	87
11.08	Agreement Binding	87
11.09	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	88
11.10	Counterparts	89
11.11	Effectiveness	89
11.12	Headings Descriptive	89
11.13	Amendment or Waiver; etc.	89
11.14	Survival	91
11.15	Domicile of the Loan	91
11.16	Confidentiality	91
11.17	Register	92
11.18	Judgment Currency	92
11.19	Language	93
11.20	Waiver of Immunity	93
11.21	USA PATRIOT Act Notice	93
11.22	German Anti-Boycott Legislation	93
11.23	Severability	94
11.24	Flag Jurisdiction Transfer	94
11.25	Non-Recourse Debt	94

SECTION 12.	Guaranty	94

12.01	Guaranty	94
12.02	Bankruptcy	95
12.03	Nature of Liability	95
12.04	Independent Obligation	95
12.05	Authorization	96
12.06	Reliance	96
12.07	Subordination	97
12.08	Waiver	97
12.09	Payments	98
12.10	Maximum Liability	98

(iv)

TABLE OF CONTENTS (continued)

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III.A	-	Required Insurance
SCHEDULE III.B	-	Insurances
SCHEDULE IV	-	ERISA
SCHEDULE V	-	Collateral Vessel
SCHEDULE VI	-	Notice Addresses

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B	-	Form of Note
EXHIBIT C-1	-	Form of Opinion of New York counsel
EXHIBIT C-2	-	Form of Opinion of Loyens & Loeff
EXHIBIT C-3	-	Form of Opinion of NautaDutilh
EXHIBIT C-4	-	Form of Opinion of General Counsel of Helix
EXHIBIT D	-	Form of Officer’s Certificate
EXHIBIT E	-	Form of Pledge Agreement
EXHIBIT F	-	Compliance Certificate
EXHIBIT G-1	-	Form of Assignment of Earnings
EXHIBIT G-2	-	Form of Assignment of Insurances
EXHIBIT G-3	-	Form of Assignment of Bareboat Charter and Consent to Assignment
EXHIBIT G-4	-	Form of Assignment of Management Agreement and Consent to Assignment
EXHIBIT H	-	Form of Subordination Provisions
EXHIBIT I	-	Form of Assignment and Assumption Agreement
EXHIBIT J	-	Form of Collateral Vessel Mortgage
EXHIBIT K	-	Form of Solvency Certificate
EXHIBIT L	-	Form of Bareboat Charter
EXHIBIT M	-	Form of Account Pledge Agreement

(i)

CREDIT AGREEMENT, dated as of  September 26, 2014, among HELIX Q5000 HOLDINGS S.À R.L., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered address at 6, rue Eugène Ruppert, L-2453 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS Luxembourg”) under number B 183.815 and with a share capital of $20,000 (the “Borrower”), HELIX VESSEL FINANCE S.À R.L., a private limited liability company (société à responsabilité limitée) organized and established under the laws of Luxembourg, having its registered address at 6, rue Eugène Ruppert, L-2453 Luxembourg, registered with RCS Luxembourg under number B 188.933 and with a share capital of $20,000 (“Holdings”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, LONDON BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”).  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders make available a term loan facility to be used by the Borrower for its general corporate and working capital purposes, including, without limitation, the payment of amounts due under the Construction Contract;

NOW, THEREFORE, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

SECTION 1. Definitions and Accounting Terms.

        1.01 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Flag Jurisdiction” shall mean Commonwealth of the Bahamas, Liberia, Marshall Islands, Panama or such other flag jurisdiction as may be reasonably acceptable to the Required Lenders.

“Account Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Additional Collateral” shall mean additional Collateral reasonably satisfactory to the Required Lenders posted in favor of, or pledged to, the Collateral Agent to cure non-compliance with Section 8.07(c) (it being understood that cash collateral comprised of, or Cash Equivalents denominated in, Dollars are satisfactory and that cash shall be valued at par), pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, in an aggregate amount sufficient to cure such non-compliance.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 8.06, an Affiliate of the Borrower or Holdings shall include any Person that directly or indirectly owns more than 10% of any class of the capital stock of the Borrower or Holdings (as the case may be) and any officer or director of the Borrower or Holdings (as the case may be).  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 8.06, neither the Administrative Agent, nor the Collateral Agent, nor any Lead Arranger, nor the Co-Arranger nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Borrower or Holdings (as the case may be) in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Co-Arranger.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Applicable Commitment Fee Percentage” shall mean 35% of the Applicable Margin.

“Applicable Margin” shall mean 2.50% per annum.

“Appraisal” shall mean, with respect to the Collateral Vessel, a written appraisal by an Approved Appraiser of the fair market value of the Collateral Vessel on the basis of a charter-free arm’s length transaction between any able buyer and seller not under duress.

“Appraised Value” shall mean, at any time, the average of the fair market value of the Collateral Vessel on an individual charter-free basis as set forth on the Appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent pursuant to Section 5.02(g) or Section 7.01(d).

“Approved Appraiser” shall mean Clarkson PLC, Astrup Fearnley AS, R.S. Platou ASA, ODS Petrodata, Inc. or such other independent appraisal firm nominated by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement substantially in the form of Exhibit I (appropriately completed).

“Assignment of Bareboat Charter” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Assignment of Management Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Authorized Officer” shall mean an authorized manager, any Class A Manager signing jointly with any Class B Manager or any other authorized signatory of any Credit Party.

“Available Commitment” shall have the meaning provided in Section 2.01(b).

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Bareboat Charter” shall mean the bareboat charter contract for the Collateral Vessel between the Borrower and the Bareboat Charterer, in form attached hereto as Exhibit L or such other form as the Administrative Agent may agree to from time to time.

“Bareboat Charter Prepayment Date” shall mean the date occurring 30 days after the earlier of (i) the cancellation or termination of the Bareboat Charter (without replacement thereof on terms reasonably acceptable to the Required Lenders which terms shall include entry into an Assignment of Bareboat Charter) or (ii) any reduction in the day rate provided in the Bareboat Charter below the Minimum Daily Rate.

“Bareboat Charterer” shall mean Helix.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Jurisdiction” shall mean the jurisdiction in which the Borrower is organized.

“Borrowing” shall mean the borrowing of the Loans from the Lenders on the Closing Date.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, Frankfurt am Main, London, Luxembourg or Singapore.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Collateral Account” shall mean the deposit account(s) of the Borrower designated in the Account Pledge Agreement as being pledged to the Collateral Agent which deposit account(s) shall be held by Nordea, and into which the Borrower shall procure that (i) the Minimum Liquidity Amount and (ii) any Additional Collateral shall be deposited.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit or banker’s acceptances of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (a) Helix ceasing to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings and the Borrower, or (b) Holdings ceasing to own, directly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Charterer Consent” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean the date the drawing of the Loans under this Agreement occurs.

“Closing Date Payment” shall mean the repayment of intercompany Indebtedness incurred in connection with the Collateral Vessel by Holdings or the Borrower to Helix or any of its Subsidiaries on the Closing Date using proceeds of the Loans in an aggregate principal amount not to exceed $125,000,000.

“Co-Arranger” shall mean Compass Bank.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted by regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, the Collateral Vessel, and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean the requirement that:

(a)   all Obligations shall have been unconditionally guaranteed by Holdings pursuant to the Guaranty;

(b)  the Borrower and Holdings shall have (w) duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Pledge Agreement”), pursuant to which all of the Equity Interests of the Borrower shall have been pledged to secure the Obligations, (x) to the extent required by the Pledge Agreement, delivered to the Collateral Agent all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, (y) to the extent any convertible preferred equity certificates (“CPECs”) have been issued by the Borrower, duly authorized, executed and delivered a pledge agreement in form and substance acceptable to the Collateral Agent, pursuant to which all of such CPECs shall have been pledged to secure the Obligations (as any such document may be modified, supplement or amended from time to time, the “CPEC Pledge Agreement”) and (z) to the extent any intercompany loans made from Holdings to the Borrower are required to be pledged to the Collateral Agent pursuant to the terms of this Agreement, duly authorized, executed and delivered a pledge agreement in form and substance reasonably acceptable to the Collateral Agent, pursuant to which all of the Borrower’s obligations with respect to such intercompany loans shall have been pledged to secure the Obligations (as any such document may be modified, supplement or amended from time to time, the “Intercompany Loan Pledge Agreement”);

(c)   each of Holdings and the Borrower shall have duly executed and delivered to the Collateral Agent an account pledge agreement with respect to each Earnings Account and the Cash Collateral Account, as applicable, substantially in the form of Exhibit M (as modified, supplemented or amended from time to time, each an “Account Pledge Agreement”);

(d)     the Borrower, shall have duly authorized, executed and delivered (i) an Assignment of Earnings substantially in the form of Exhibit G-1 (as modified, supplemented or amended from time to time, the “Assignment of Earnings”), (ii) an Assignment of Insurances substantially in the form of Exhibit G-2 (as modified, supplemented or amended from time to time, the “Assignment of Insurances”), together covering all of the Borrower’s present and future Earnings and Insurance Collateral, (iii) an Assignment of Bareboat Charter (as modified, supplemented or amended from time to time, the “Assignment of Bareboat Charter”) and Helix shall have duly executed and delivered a consent to the Assignment of the Bareboat Charter (the “Charterer Consent”), in each case, in the form of Exhibit G-3 and (iv) an Assignment of Management Agreement (as modified, supplemented or amended from time to time, the “Assignment of Management Agreement”) and Helix shall have duly executed and delivered a consent to the Assignment of Management Agreement, in the form of Exhibit G-4;

(e)   the Borrower shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Collateral Vessel Mortgage with respect to the Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent, for the benefit of the Lenders a legal, valid and enforceable first priority security interest, in and Lien upon the Collateral Vessel, subject only to Permitted Liens;

(f)    all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (b) through and (e) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(g)   the Administrative Agent shall have received each of the following:

(i)           certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Collateral Vessel by the Borrower;

(ii)           (x) the results of maritime registry searches with respect to the Collateral Vessel and (y) immediately after the registration of the Collateral Vessel Mortgage referred to in clause (e) above on the Collateral Vessel, the results of maritime registry searches with respect to the Collateral Vessel indicating no record liens other than Permitted Liens indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;

(iii)           class certificates from a classification society listed on Schedule V or another classification society reasonably acceptable to the Administrative Agent, indicating that the Collateral Vessel meets the criteria specified in Section 7.14(c);

(iv)           certified copies of the Management Agreement, the Bareboat Charter, the External Charter and the Construction Contract;

(v)           certified copies of all ISM Code and ISPS Code documentation for the Collateral Vessel; and

(vi)           a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that AON and Marsh are reasonably acceptable) with respect to the insurance maintained by the Credit Parties in respect of the Collateral Vessel, together with a certificate from such broker certifying that such insurances, (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as secured party and mortgagee, (ii) conform with the insurance requirements of the Collateral Vessel Mortgage  (it being understood that, except as required by applicable law, the insurance requirements of such Collateral Vessel Mortgage shall not exceed the Required Insurance) and (iii) include, without limitation, the Required Insurance; and

(h)      the Administrative Agent shall have received from (a) special New York counsel to the Borrower and the Credit Parties (which shall be Baker Botts L.L.P. or another New York law firm reasonably acceptable to the Administrative Agent), opinions addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date covering the matters set forth in Exhibit C-1 and otherwise in form and substance reasonably acceptable to the Administrative Agent, (b) special counsel to each of the Credit Parties and the Administrative Agent in the Initial Flag Jurisdiction (which shall be a law firm qualified to render an opinion as to the laws of the such jurisdiction reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date in form and substance reasonably acceptable to the Administrative Agent, (c) special Luxembourg counsel to each of the Credit Parties (which shall be Loyens & Loeff or another law firm qualified to render an opinion as to Luxembourg law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date covering the matters set forth in Exhibit C-2 and otherwise in form and substance reasonably acceptable to the Administrative Agent, (d) special Luxembourg counsel to the Administrative Agent (which shall be NautaDutilh or another law firm qualified to render an opinion as to Luxembourg law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date covering the matters set forth in Exhibit C-3 and otherwise in form and substance reasonably acceptable to the Administrative Agent, and (e) general counsel of Helix, an opinion addressed to the Administrative Agent and each of the

Lenders and dated as of the Closing Date covering the matters set forth in Exhibit C-4 and otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Collateral Disposition” shall mean (a) the sale, lease, transfer or other disposition by the Borrower of the Collateral Vessel other than pursuant to the Bareboat Charter by the Borrower to any Person, or (b) any Event of Loss of the Collateral Vessel.

“Collateral Vessel” shall mean the semi-submersible well intervention vessel described in Schedule V hereto.

“Collateral Vessel Mortgage” shall mean a first preferred mortgage, in substantially the form of Exhibit J attached hereto, or a first priority mortgage and related deed of covenant (as applicable) in such form as may be reasonably satisfactory to the Administrative Agent (including, without limitation, any first preferred mortgage or first priority mortgage and related deed of covenant, as applicable, delivered pursuant to a Flag Jurisdiction Transfer), as such mortgage (and deed of covenant, if applicable) may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I as the same may be (x) terminated pursuant to Sections 3.02, 3.03 or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.11 or 11.04(b).

“Commitment Fee” shall have the meaning given to such term in Section 3.01(a).

“Commitment Termination Date” shall mean September 30, 2015.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service Coverage Ratio” shall mean, for any designated period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Debt Service Payments for such period.

“Consolidated Debt Service Payments” shall mean, for any designated period, the sum of (x) all Consolidated Interest Charges during such period and (y) scheduled principal payments and related expenses of the Borrower and Holdings in connection with borrowed money during such period, including, without limitation, scheduled amortization payments due under this Credit Facility, whether or not such amounts are actually paid; provided that any payment that constitutes a Restricted Payment shall not be included for purposes of sub-clauses (x) or (y) herein.

“Consolidated EBITDA” shall mean, for any designated period for the Borrower and Holdings (on a consolidated basis), an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for Federal, state, local and foreign income Taxes (and similar Taxes to the extent based on income or profits) payable by the Borrower and Holdings for such period; (iii) depreciation and amortization expense; and (iv) extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long lived assets) of the Borrower and Holdings which do not represent a cash item in such period or any future period minus (b) to the extent included in calculating such Consolidated Net Income, all extraordinary or non-recurring noncash items increasing Consolidated Net Income for such period; provided that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses for such period.

“Consolidated Interest Charges” shall mean, for any designated period, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and Holdings in connection with borrowed money (including capitalized interest) or in connection with a deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP; provided that, for avoidance of doubt, “Consolidated Interest Charges” shall not include any interest (including capitalized interest) payable in respect of convertible preferred equity certificates issued by any Credit Party to its parent company.

“Consolidated Net Income” shall mean, for any designated period, the net income (or loss) of the Borrower and Holdings for that period determined in accordance with GAAP.

“Construction Contract” shall mean the construction contract dated March 12, 2012 between Helix and Jurong Shipyard Pte Ltd. entered into with respect to the Collateral Vessel.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Document Obligations” shall mean, except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements, all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, fees and indemnities (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the applicable Credit Document, whether or not a claim for post-petition interest is allowed in any such proceeding)) (other than Excluded Swap Obligations) of each Credit Party to the Lender Creditors (provided, in respect of the Lender Creditors which are Lenders, such aforementioned obligations, liabilities and indebtedness shall arise only for such Lenders (in such capacity) in respect of the Loans and/or Commitments), whether now existing or hereafter incurred under, arising out of, or in connection with this Agreement and the other Credit Documents to which such Credit Party is a party (including, in the case of Holdings, all such obligations, liabilities and indebtedness of Holdings under the Guaranty) (other than Excluded Swap Obligations).

“Credit Documents” shall mean this Agreement, each Note, each Security Document and the Guaranty.

“Credit Facility” shall mean the senior secured post-delivery term loan facility in the aggregate principal amount of up to $250,000,000 provided under this Agreement.

“Credit Parties” shall mean the Borrower and Holdings, and “Credit Party” shall mean any one of them.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations that are accrued and payable) and the termination of the Commitments, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock of such Person), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock of such Person, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that only the portion of the Equity Interests of such Person that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interest of such Person is issued to any employee or to any plan for the benefit of employees of the Borrower or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

“Dividend” with respect to any Person shall mean that such Person has paid a dividend or returned any equity capital to its stockholders or members or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or achievement plans or any similar plans.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Earnings Account” shall mean the deposit accounts of the Borrower designated in the Account Pledge Agreement as being pledged to the Collateral Agent, which deposit accounts shall be held by Nordea, and into which the Borrower shall procure that all hires, freights, pool income and other sums payable in respect of the Collateral Vessel under the Bareboat Charter are credited.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.

“ECP” shall have the meaning assigned to such term in the definition of Excluded Swap Obligation.

“Effective Date” shall have the meaning provided in Section 11.11.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act), provided that none of (i) Holdings or any Affiliate of the Borrower, (ii) any natural Person or (iii) any competitor of the Borrower shall be an Eligible Transferee at any time.  For purposes of this definition a “competitor” of the Borrower shall mean any Person principally engaged in the business of providing contracting services with respect to oil and/or gas exploration and production and which the Borrower shall, upon request of any Lender, advise such Lender as to whether the Borrower considers such Person to be a competitor.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding any debt security that is convertible into, or exchangeable for, such interests in equity.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“EU Savings Directive” means the European Council Directive 2003/48/EC of June 2003 on the taxation of savings income.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/100 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second

Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank Market) (the “Screen Rate”), provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/100 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 9.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of the Collateral Vessel or the agreed or compromised total loss of the Collateral Vessel; or (y) the capture, condemnation, confiscation, expropriation, requisition for title and not hire, purchase, seizure or forfeiture of, or any taking of title to, the Collateral Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of the Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which the Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of the Collateral Vessel, at the time and on the date on which notice claiming the loss of the Collateral Vessel is given to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, (a) if the Collateral Vessel shall have been returned to any Credit Party following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b), no Event of Loss shall be deemed to have occurred by reason of such event or (b) if the Collateral Vessel shall have been requisitioned by any Governmental Authority of the United States in connection with any oil spill, drilling accident or other related event occurring in the Gulf of Mexico, then no Event of Loss shall be deemed to have occurred by reason of such event (i) if the Collateral Vessel shall have been returned to any Credit Party pursuant to clause (a) above or (ii) until such later date as the Credit Parties and the Lenders shall have agreed following good faith negotiations up to 120 days after the date of such requisition.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal or Luxembourg withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04, (d) Taxes required by virtue of (i) the EU Savings Directive; (ii) the Luxembourg laws of 21 June 2005 implementing the EU Savings Directive and several bilateral agreements concluded with certain dependent or associated territories of the European Union; or (iii) the Luxembourg law of 23 December 2005 and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning provided in Section 6.20(a).

“External Charter” shall mean (a) prior to the effectiveness of any Substitute External Charter, that certain Contract No. CW 1954320 between BP Exploration & Production Inc. and Helix Well Ops US Inc., for the Provision and Operation of Well Intervention Vessels effective as of April 3, 2013 and (b) from the after the effectiveness of a Substitute External Charter, such Substitute External Charter.

“External Charter Mandatory Prepayment Date” shall mean the date occurring 30 days after the cancellation or termination of the External Charter unless either

(a)  on or before such 30th day the Borrower shall have notified the Administrative Agent of Helix’s intention to enter into a new external charter for the Collateral Vessel and within 60 days of the Administrative Agent’s receipt of such notice Helix enters into a Substitute External Charter; or

(b)  notwithstanding such cancellation or termination, the External Charterer continues to pay a day rate for the hire of the Collateral Vessel of at least 60% of the normal day rate payable under the External Charter as in effect on the Closing Date.

“External Charterer” shall mean (x) prior to the effectiveness of the Substitute External Charter, BP Exploration & Production Inc., a subsidiary of BP PLC and (y) from and after the effectiveness of the Substitute External Charter, the charterer under the Substitute External Charter.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement to implement the foregoing.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York City time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Covenants” shall mean the covenants set forth in Section 8.07.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of the Collateral Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:

(a)  On each Flag Jurisdiction Transfer Date, the Borrower shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the Collateral Agent for the recording thereof) in the appropriate vessel registry the Collateral Vessel Mortgage (which Collateral Vessel Mortgage shall, to the extent possible, be registered as a “continuation mortgage” to the original Collateral Vessel Mortgage recorded in the initial Acceptable Flag Jurisdiction) (the “Transferred Collateral Vessel”) and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon the Collateral Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(b)  On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from counsel to the Borrower reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Collateral Vessel is registered and/or the Borrower is organized, opinions which shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incidental thereto as the Administrative Agent may reasonably request.

           (c)   On each Flag Jurisdiction Transfer Date:

            (i)           The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Collateral Vessel by the Borrower and (y) the results of maritime registry searches with respect to the Collateral Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens; and

            (ii)          The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Borrower in respect of the Collateral Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the Collateral Vessel Mortgage;

(d)  On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by an Authorized Officer, member, general partner or attorney in fact of the Borrower, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect or that no such approvals and/or consents are required, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer and (C) copies of resolutions approving the Flag Jurisdiction Transfer of the Borrower and any other related matters the Administrative Agent may reasonably request;

(e)  On each Flag Jurisdiction Transfer Date, the Guaranty and each Security Document (other than the Collateral Vessel Mortgage under the prior Acceptable Flag Jurisdiction) shall be in full force and effect  and any and all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to preserve the guarantee and security  interests created thereby shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(f)   On each Flag Jurisdiction Transfer Date, (i) no Default or Event of Default has occurred and is continuing or would exist as a result of such Flag Jurisdiction Transfer and (ii)

all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower primarily for the benefit of employees of the Borrower residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment (other than any severance benefits), and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 1.02.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include each Lender Creditor and each other party (other than any Credit Party) party to an Interest Rate Protection Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on the Loan made to the Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding)) of the Borrower to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower owing under any Interest Rate Protection Agreement with respect to obligations hereunder entered into by the

Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guaranty” shall mean the guaranty provided by Holdings pursuant to Section 12 of this Agreement.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under Environmental Laws.

“Helix” shall mean Helix Energy Solutions Group, Inc., a corporation incorporated in the state of Minnesota.

“Helix Credit Agreement” shall mean the credit agreement dated as of June 19, 2013, among Helix, as borrower, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Interest Rate Protection Agreement or under any similar type of agreement, and (vii) all obligations in respect of Disqualified Stock if and to the extent that the foregoing would appear as a liability upon the balance sheet of the specified Person in accordance with GAAP; provided that Indebtedness shall in any event not include (i) trade payables and expenses accrued in the ordinary course of business or (ii) convertible preferred equity certificates issued by any Credit Party to the extent such convertible preferred equity certificates are treated as equity in accordance with GAAP.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Flag Jurisdiction” shall mean the flag jurisdiction of the Collateral Vessel on the Closing Date, which, for the avoidance of doubt, must be an Acceptable Flag Jurisdiction.

“Interest Determination Date” shall mean the second Business Day prior to the commencement of any Interest Period relating to the Loan.

“Interest Period” shall have the meaning provided in Section 2.07.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement entered into by the Borrower in respect of its obligations under the Credit Facility.

“Investments” shall have the meaning provided in Section 8.05.

“ISM Code” shall mean the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time.

“ISPS Code” shall mean the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation ("IMO") adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004.

“Lead Arrangers” shall mean Nordea Bank Finland Plc, London Branch, Clifford Capital Pte. Ltd., KfW IPEX-Bank GmbH and Wells Fargo Bank, N.A.

“Legal Requirement” shall mean, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lender” shall mean each financial institution with a Commitment and/or with a portion of the outstanding Loan and listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 11.04(b).

“Lender Creditors” shall mean the Lenders holding from time to time a portion of the outstanding Loans and/or Commitments, the Administrative Agent and the Collateral Agent, each in their respective capacities.

“Lender Default” shall mean, as to any Lender, (a) the refusal (which has not been retracted) of such Lender, or the failure of such Lender, to make available its portion of the Loans on the date such Loans were required to be funded hereunder unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) such Lender, or any direct or indirect parent company of such Lender, (i) having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority or (ii) having appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that such event shall not be a Lender Default solely by virtue of the ownership or acquisition of any equity interest in a Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (c) such Lender having made a public statement or notified the Administrative Agent and/or any Credit Party in writing (x) that it does not intend to comply with its funding obligations hereunder or (y) of the events described in preceding clause (b) or (d) such Lender has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent or Borrower.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 2.01(a).

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Management Agreement” shall mean the management agreement entered into by the Borrower and Helix, as amended, modified, supplemented and/or replaced from time to time in accordance with the terms of this Agreement.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean either of the following events:

(a)      if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(b)      before close of business in London on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders whose outstanding Loans exceed 50% of the aggregate Loans outstanding at such time that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” means any event, change or condition that, individually or taken as a whole has had, or would reasonably be expected to have, a material adverse effect (v) on the rights or remedies of the Lender Creditors under the Credit Facility, (w) on the performance of the Credit Parties (individually or taken as a whole) of their obligations to the Lender Creditors under the Credit Facility, (x) the validity or enforceability of this Agreement or the other Credit Documents or (y) on the property, assets, operations, liabilities or condition (financial or otherwise) of the Credit Parties (individually or taken as a whole).

“Materiality Amount” shall mean $500,000.

“Maturity Date” shall mean the five-year anniversary of the Closing Date.

“Minimum Daily Rate” shall mean, with respect to the Bareboat Charter, not less than $189,726 per day (subject to adjustments in accordance with the terms of the Bareboat Charter) or such other amount agreed between the Borrower and the Administrative Agent.

“Minimum Liquidity Amount” shall have the meaning assigned to such term in Section 8.07(a).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and which is contributed to by (or to which there is an obligation to contribute of) the Borrower or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code), and each such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code) contributed to or had an obligation to contribute to such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

“Non-Consenting Lender” shall have the meaning provided in Section 11.13(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Nordea” shall mean Nordea Bank A.B.

“Note” shall have the meaning provided in Section 2.04(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.02.

“Notice Office” shall mean the office of the Administrative Agent located at 8th Floor, City House Place, 55 Basinghall Street, London EC2V 5NB, United Kingdom, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Obligations include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 6.20(b).

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Organizational Documents” shall mean, with respect to the Borrower or Holdings the articles of incorporation or consolidated articles of association (or equivalent organizational documents).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Creditors” shall mean any Lender or any affiliate thereof and their successors and assigns if any (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), with which the Borrower enters into any Interest Rate Protection Agreements from time to time.

“Other Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding, but excluding for the avoidance of doubt, any Excluded Swap Obligations) owing by any Credit Party to the Other Creditors under, or with respect to (including, in the case of Holdings, all such obligations (other than Excluded Swap Obligations), liabilities and indebtedness under the Guaranty), any Interest Rate Protection Agreement, whether such Interest Rate Protection Agreement is now in existence or hereafter arising, and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained therein.

“Other Taxes” shall have the meaning provided in Section 4.04(b).

“Overhead Expenses” shall mean any and all administrative and overhead expenses, including, without limitation, expenses for payroll and benefits, insurance, real estate, travel, technology, rent, utilities, dues and subscriptions, marketing and communications, service agreements, office equipment and supplies, inspections and appraisals for vessels, business development and taxes.

“Parent Holding Company” shall mean any Person which owns, directly or indirectly, more than 50% of the voting or economic Equity Interests in Holdings.

“Participant Register” shall have the meaning provided in Section 11.04(a).

“PATRIOT Act” shall have the meaning provided in Section 11.21.

“Payment Date” shall mean the last Business Day of each September, December, March and June, commencing with December 2014.

“Payment Office” shall mean the office of the Administrative Agent located at 8th Floor, City House Place, 55 Basinghall Street, London EC2V 5NB, United Kingdom, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens” shall have the meaning provided in Section 8.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is obligation to contribute of) the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning set forth in the definition of “Collateral and Guaranty Requirements”.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

“Pro Rata Share” shall have the definition provided in Section 4.05(b).

“Protective Applicable Form W-8” shall mean an applicable IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8IMY that is prepared on the assumption that interest on the Loan is from U.S. sources and on which a Recipient that is not a United States person (as such term is defined in section 7701(a)(30) of the Code) certifies that it would be eligible for a complete exemption from (A) U.S. federal income tax withholding on payments of interest on the Loan and (B) any U.S. withholding tax imposed under FATCA, in either case if interest on the Loan were treated as being from U.S. sources.

“Protective Form W-9” shall mean an IRS Form W-9 prepared on a protective basis and labeled as such and on which a Recipient that is a United States person (as such term is defined in section 7701(a)(30) of the Code) certifies that it is a United States person and is exempt from U.S. withholding tax.

“Qualified Capital Stock” shall mean any Equity Interest other than Disqualified Stock.

“Recipient”  shall mean (a) any Agent and (b) any Lender.

“Reference Banks” shall mean, at any time, (a) if there are less than two Lenders at such time, each Lender and (b) if there are three or more Lenders at such time, Nordea Bank Finland Plc and one other Lender as shall be determined by the Administrative Agent.

“Register” shall have the meaning provided in Section 11.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 2.11(a).

“Replacement Lender” shall have the meaning provided in Section 2.11(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan (other than any Plan maintained by a Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code) that is subject to Title IV of ERISA other than those events as to which the 30-day notice period referred to in Section 4043 is waived.

“Representative” shall have the definition provided in Section 4.05(d).

“Required Insurance” shall mean insurance as set forth on Schedule III.A.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Commitments at such time (or, after the termination of such Commitments, outstanding Loans at such time) represent at least 66-2/3% of the aggregate Commitments of Non-Defaulting Lenders in effect at such time (or, after the termination of such Commitments, the sum of then total outstanding Loans of Non-Defaulting Lenders at such time).

“Restricted Party” shall mean a person (a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); (b) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws; (c) that is directly or indirectly owned or controlled by a Person referred to in clauses (a) and/or (b) above; or (d) with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws to the extent such Lender has notified the Borrower thereof.

“Restricted Payment” with respect to any Person shall mean (a) any Dividend in respect of the Equity Interests of such Person, (b) any payment of principal, interest, fees, expenses or any other amount pursuant to any Indebtedness owed by such Person to Helix or any of its Subsidiaries (other than a Credit Party) and (c) any loans or advances made by such Person to Helix or any of its Subsidiaries (other than a Credit Party).

“Returns” shall have the meaning provided in Section 6.10.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sanctions Laws” shall mean any international economic sanctions administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions Authority” shall mean the United Nations, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws.

“Sanctions List” shall mean any list of prohibited persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority.

“Scheduled Repayment” shall have the meaning provided in Section 4.02(a).

“Screen Rate” shall have the meaning provided in the definition of Eurodollar Rate.

“Secured Creditors” shall mean collectively the Other Creditors together with the Lender Creditors.

“Secured Obligations” shall mean (a) the Credit Document Obligations, (b) the Other Obligations, (c) any and all sums advanced by the Collateral Agent pursuant to the terms of the Credit Documents in order to preserve the Collateral or preserve its security interest in the Collateral, (d) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Credit Parties referred to in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, and (e) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under Section 14.6 of the Pledge

Agreement. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Secured Obligations include any Excluded Swap Obligations.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Pledge Agreement, the Assignment of Earnings, the Assignment of Insurances, the Assignment of Bareboat Charter, the Charterer Consent, the Assignment of Management Agreement, the Collateral Vessel Mortgage, the Account Pledge Agreement, any CPECs Pledge Agreement, any Intercompany Loan Pledge Agreement and, after the execution and delivery thereof, each additional security document executed pursuant to Section 7.11 or 8.07(c).

“Specified Requirements” shall mean the requirements set forth in clauses (a), (e), (f), (g)(i), (g)(ii), (g)(iii) and (g)(vi) of the definition of “Collateral and Guaranty Requirements.”

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Substitute External Charter” shall mean a charter agreement for the hire of the Collateral Vessel with a charterer satisfactory to the Administrative Agent in its reasonable discretion, and in form and substance and having terms and conditions (including, without limitation, minimum day rates) satisfactory to the Administrative Agent in its reasonable discretion.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Transaction” shall mean, collectively, (a) the acquisition of the Collateral Vessel by the Borrower, (b) the entering into of the Credit Documents on the Effective Date and the incurrence of the Loan hereunder on the Closing Date, (c) the entering into of the Bareboat Charter and the External Charter by the parties thereto and (d) the payment of all fees and expenses in connection with the foregoing.

“Transferred Collateral Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.01.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, as of the most recent valuation date for the applicable Plan, by which the present value of the Plan’s benefit liabilities determined in accordance with actuarial assumptions at such time consistent with those prescribed by Section 412 and 430 of the Code and Section 302 and 303 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Cash and Cash Equivalents” shall mean, when referring to cash or Cash Equivalents of the Borrower, that such cash or Cash Equivalents (a) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower, (b) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (c) are otherwise generally available for use by the Borrower.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time directly or indirectly owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has directly or indirectly a 100% equity interest at such time.

        1.02 Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall utilize generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders) in conformity with those in effect on the Effective Date (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.  Unless otherwise noted, all references in this Agreement to “GAAP” shall mean generally accepted accounting principles as in effect in the United States.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, convertible or exchangeable Indebtedness of any Credit Party or its Subsidiaries shall be deemed to be the actual outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

        1.03 Luxembourg Terms.  Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Person organized under the laws of Luxembourg, a reference to:

(a)   a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement or reorganization or similar laws affecting the rights of creditors generally;

(b)   a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c)   a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)   creditors process means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(e)   a person being unable to pay its debts includes that person being in state of cessation de paiements;

(f)    by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés).

SECTION 2. Amount and Terms of Credit Facility.

        2.01 The Commitments.

(a)     Subject to and upon the terms and conditions set forth herein, each Lender with a Commitment agrees to make a term loan pursuant to the Credit Facility (a “Loan”) to the Borrower, which Loan: (i) may be incurred in a single drawing on the Closing Date and prior to the Commitment Termination Date; (ii) shall be denominated in Dollars; and (iii) shall be in a principal amount equal to the lesser of (x) the Commitment of such Lender and (y) such Lender’s pro rata share of the Available Commitment.

(b)  The available commitment (the “Available Commitment”) under this Agreement shall be equal to the lesser of (i) 60% of the Appraised Value of the Collateral Vessel and (ii) $250,000,000.

(c)     No amount of any Loan once repaid may be re-borrowed.

        2.02 Notice of Borrowing.  Whenever the Borrower desires to incur the Loans hereunder, an authorized representative of the Borrower shall give the Administrative Agent at the Notice Office at least four Business Day’s prior written notice (or telephonic notice, promptly confirmed in writing) of the Loans to be incurred hereunder; provided, that such notice shall be deemed to have been given on a certain day only if given before 17:00 p.m. (Houston, Texas time) on such day.  Such written notice or written confirmation of telephonic notice (the “Notice of Borrowing”), shall be irrevocable and shall be substantially in the form of Exhibit A, appropriately completed to specify and include (i) the aggregate principal amount of the Loans to be incurred, (ii) the calculations required to establish whether the aggregate principal amount of the Loans to be incurred is less than or equal to the Available Commitment as set forth in Section 2.01(b), (iii) the date of the Borrowing (which shall be a Business Day), (iv) the initial Interest Period to be applicable to the Loans and (v) to which account the proceeds of the Loans are to be deposited.  The Administrative Agent shall promptly give each Lender notice of the proposed Loans, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

        2.03 Disbursement of Funds.  Except as otherwise specifically provided in the immediately succeeding sentence, no later than 2:00 p.m. (London time) on the date specified in the Notice of Borrowing, each Lender will make available its pro rata portion of the Loans requested to be made on such date.  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will make available to the Borrower (on such day to the extent of funds actually received by the Administrative Agent prior to 2:00 p.m. (London time) on such day) at the Payment Office, in the account specified in the Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s pro rata portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall be entitled to recover such amount from the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent upon demand therefor.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the Borrowing, as determined pursuant to Section 2.06.

        2.04 Notes.

(a)      The Borrower’s obligation to pay the principal of, and interest on, the Loan made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 11.17 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B (a “Note” and collectively, the “Notes”), with blanks appropriately completed in conformity herewith.

(b)  The Note issued to each Lender that has an outstanding Loan shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Closing Date, (iii) be in a stated amount equal to the outstanding principal amount of the Loan of such Lender at such time and be payable in the outstanding principal amount of the Loan evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.06 in respect of the Loan evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)   Each Lender will note on its internal records the amount of the Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of the Loan evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of the Loan.

(d)  Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loan to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loan (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding portion of the Loan shall in no event be required to make the notations on such Note otherwise described in preceding clause (c).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence such Lender’s Loan, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Lender’s Loan, provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.

        2.05 Pro Rata Borrowings.  The Borrowing under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make the Loan hereunder and that each Lender shall be obligated to make the

Loan provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loan hereunder.

        2.06 Interest.

(a)      The Borrower agrees to pay interest in respect of the unpaid principal amount of the Loans from the Closing Date until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Eurodollar Rate for the relevant Interest Period, each as in effect from time to time.

(b)      If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent.  Any interest accruing under this Section 2.06(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.

(c)      If any overdue amount consists of all or part of the Loans which became due on a day which was not the last day of an Interest Period relating to the Loans:

            (i)    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loans; and

            (ii)   the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)      Accrued and unpaid interest shall be payable (i) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (ii) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)      Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Borrowing and shall promptly notify the Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

        2.07 Interest Periods.  At the time the Borrower gives the Notice of Borrowing in respect of the making of the Loans (in the case of the initial Interest Period applicable thereto) or on the fourth Business Day prior to the expiration of an Interest Period applicable to the Loans

(in the case of any subsequent Interest Period) (provided that such notice shall be deemed to have been given on a certain day only if given before 17:00 p.m. (Houston, Texas time)), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to the Loans, which Interest Period shall, at the option of the Borrower, be a one, three or six-month period, with additional periods available with the consent of the Administrative Agent and all the Lenders (it being understood and agreed, that during the one-month period preceding the Maturity Date, the Borrower, with the consent of the Administrative Agent, may select an Interest Period of less than one month so long as such Interest Period ends no later than the Maturity Date); provided that:

(a)      subject to clause (c) below, each Interest Period for the Loans after the initial Interest Period with respect thereto shall commence on the day on which the immediately preceding Interest Period applicable thereto expires and end on the first Business Day of a calendar month;

(b)      if any Interest Period relating to the Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(c)      if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(d)      no Interest Period in respect of the Loans shall be selected which extends beyond the Maturity Date;

(e)      any Interest Period commencing less than one month prior to the Maturity Date shall end on the Maturity Date;

(f)       if the Required Lenders require, no Interest Period longer than one month may be selected at any time when a Default or Event of Default is then in existence; and

(g)      if, at any time, the Borrower shall select an Interest Period of less than one month for the Loans, then the Eurodollar Rate applicable to such Loans for such Interest Period shall be based on (x) the Screen Rate at such time, if available, or (y) if the Screen Rate is not then available, the rate supplied by the Reference Banks to the Administrative Agent to determine the Eurodollar Rate for such Interest Period.

If upon the expiration of any Interest Period applicable to the Loans, the Borrower has failed to elect a new Interest Period to be applicable to the Loans as provided above, the Borrower shall be deemed to have elected a three month Interest Period to be applicable to the Loans effective as of the expiration date of such current Interest Period.

         2.08 Increased Costs, Illegality, Market Disruption, etc..

(a)   If any Change in Law shall:

            (i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

            (ii)    subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

            (iii)   impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

                                    (iv)         result in the making or continuance of the Loan of any Lender to be unlawful;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower and, in the case of clause (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) if the result of any of clauses (i), (ii) and (iii) above, shall be to increase the cost to such Lender or the Administrative Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount) the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender for the increased costs or reductions to such Lender in amounts received or receivable hereunder and (y) in the case of clause (iv) above, the Borrower shall take the actions specified in Section 2.08(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.08(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.08(a), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that, subject to the provisions of Section 2.11(b), the failure to give such notice shall not relieve the Borrower from its Obligations hereunder.

(b)      At any time that the Loan of any Lender is affected by the circumstances described in Section 2.08(a), the Borrower may (and in the case of any such Loan affected by the circumstances described in Section 2.08(a)(iv) shall) upon at least three Business Days’ written notice to the Administrative Agent, repay the Loan of such Lender (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.08(b).

(c)      If a Market Disruption Event occurs in relation to the Loans for any Interest Period, then the rate of interest on each Lender’s share of the Loans for the Interest Period shall be the rate per annum which is the sum of:

      (i)           the Applicable Margin; and

            (ii)         the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in the Loans for a period equivalent to such Interest Period from whatever source it may reasonably select.

(d)      If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties.  If no agreement is reached pursuant to this clause (d), the rate provided for in clause (c) above shall apply for the entire Interest Period.

(e)      If any Reference Bank ceases to be a Lender under this Agreement, (x) it shall cease to be a Reference Bank and (y) the Administrative Agent shall, with the approval (which shall not be unreasonably withheld) of the Borrower, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.

        2.09 Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable and documented losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loan but excluding any loss of anticipated profits) which such Lender may sustain in respect of the Loans made to the Borrower:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) the Loans are not drawn on a date specified therefor in a Notice of Borrowing or (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.08(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loan pursuant to Section 9) of the Loan, or assignment of the Loan pursuant to Section 2.11, occurs on a date which is not the last day of an Interest Period with respect thereto.

        2.10 Change of Lending Office; Limitation on Additional Amounts.

(a)      Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.08(a) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for the Loan affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage (other than any such disadvantage that is immaterial and reimbursed by the Borrower), with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.10 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.08 and 4.04.

(b)      Notwithstanding anything to the contrary contained in Sections 2.08, 2.09 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days of the later of (x) the date the Lender incurs the respective increased costs, Indemnified Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Indemnified Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.08, 2.09 or 4.04, as the case may be, to the extent the costs, Indemnified Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.08, 2.09 or 4.04, as the case may be.  This Section 2.10(b) shall have no applicability to any Section of this Agreement other than said Sections 2.08, 2.09 and 4.04.

        2.11 Replacement of Lenders.  (a)  If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.08(a) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower a material amount in excess of those being generally charged by the other Lenders (as determined in the sole discretion of the Borrower), or (c) if any Lender is a Non-Consenting Lender pursuant to Section 11.13(b) with respect to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

            (i)   at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire the Commitment and the outstanding Loan (if applicable) of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, the outstanding Loan of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Fees owing to the Replaced Lender pursuant to Section 3.01; and

            (ii)   all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon (x) the execution of the Assignment and Assumption Agreement described in clause (a) above, (y) the payment of amounts referred to in clauses (a)(i) and (a)(ii) above, and (z) if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.08, 2.09, 4.04, 11.01 and 11.06), which shall survive as to such Replaced Lender.

For the purpose of articles 1278 and 1281 of the Luxembourg Civil Code (to the extent applicable), in the event of any assignment, amendment, transfer and/or novation of any kind by any of the Lenders of its rights and/or obligations under this agreement (and any relevant Credit Documents), each of the parties explicitly agrees that any security created under this agreement and the other Credit Documents shall be preserved for the benefit of the Replacement Lender and the other parties in accordance with any applicable law.

           SECTION 3. Commitment Fees and Other Fees.

        3.01 Fees.

(a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender, a commitment fee for the period from and including the Effective Date to and including the Commitment Termination Date (or such earlier date on which the Total Commitment has been terminated), computed at a rate per annum equal to the Applicable Commitment Fee Percentage multiplied by the Commitment of such Non-Defaulting Lender as in effect from time to time (the commitment fees payable pursuant to this clause (a), the “Commitment Fee”).  Accrued Commitment Fees shall be due and payable quarterly in arrears on each Payment Date and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(b)  The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account and/or for further distribution to the Lenders, as applicable, such other fees as may have been agreed to in writing by the Borrower and the Administrative Agent.

            3.02 Voluntary Termination or Reduction of Commitments.  Prior to the Closing Date, unutilized Commitments may, upon at least three Business Days’ prior written notice from an authorized representative of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), be permanently reduced or terminated, at any time, without premium or penalty, in integral multiples of $1,000,000 in the case of partial reductions, provided that such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

            3.03 Mandatory Reduction of Commitments.

(a)  Unless previously terminated, each Lender’s Commitment shall automatically terminate upon the making of such Lender’s Loan on the Closing Date.

(b)  On any date upon which the Borrower is required to repay the Loan in full pursuant to Section 4.02, the Total Commitment (and the Commitment of each Lender) shall be terminated.

           SECTION 4. Prepayments; Payments; Taxes.

            4.01 Voluntary Prepayments.

 The Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty at any time and from time to time on the following terms and conditions:

(a)   the Borrower shall give the Administrative Agent, prior to 9:00 a.m. (Houston, Texas time) at its Notice Office, at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans which notice shall specify the amount of such prepayment and the Administrative Agent shall promptly transmit such notice to each of the Lenders;

(b)   each partial prepayment shall be in an aggregate principal amount of at least $5,000,000;

(c)   if any prepayment of the Loans pursuant to this Section 4.01 shall occur on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 2.09;

(d)   except as expressly provided in clause (e) below, each prepayment pursuant to this Section 4.01 in respect of the Loans shall be applied pro rata among the Lenders, provided that, at the Borrower’s election in connection with any prepayment of the Loan pursuant to this Section 4.01, such prepayment shall not, so long as no Event of Default then exists, be applied to the Loan of a Defaulting Lender until all other Non-Defaulting Lenders have been repaid in full; and

(e)   to the extent provided in Section 11.13(b), the Borrower may, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay the Loan of any Non-Consenting Lender, together with accrued and unpaid interest, Fees, and other amounts owing to such Non-Consenting Lender in accordance with, and subject to the requirements of, said Section 11.13(b), and at such time, such Non-Consenting Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to Sections 2.08, 2.09, 4.04, 10.06 and 11.01, which shall survive as to such Non-Consenting Lender.

(f)   Each prepayment of the Loans pursuant to this Section 4.01 shall reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments after giving effect to all prior reductions thereto).

            4.02 Mandatory Repayments.

(a)     On each Payment Date (including, for the avoidance of doubt, the Maturity Date) commencing with the first Payment Date occurring after the three-month anniversary of the Closing Date, the Borrower shall repay the principal amount of the Loans then outstanding in the amount equal to 1/28 of the principal amount of the Loans made on the Closing Date (each such repayment, as the same may be reduced in accordance with Sections 4.01 and/or 4.02, a “Scheduled Repayment”).

(b)   On (i) the date of any Collateral Disposition of the Collateral Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 120 days following any Collateral Disposition constituting an Event of Loss involving the Collateral Vessel and (B) the date of receipt by the Borrower, Holdings or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall repay the aggregate outstanding principal amount of the Loans in full.

(c)   Without duplication of the requirements of Section 8.07(c), upon the occurrence of a Default under Section 8.07(c) which is not cured by the posting of Additional Collateral in accordance with Section 8.07(c), the Borrower shall repay the Loans in an amount required to cure such Default; provided that it is understood and agreed that the requirement to repay the Loan under this Section 4.02(c) shall not be deemed to be a waiver of any other right or remedy that any Lender may have as a result of an Event of Default under Section 8.07(c).

(d)     On the External Charter Mandatory Prepayment Date and Bareboat Charter Prepayment Date, the Borrower shall repay the Loans in full.

(e)     On April 1, 2016 (or if later, the date that is 30 days after any date to which the Contract Commencement Date (as defined in the External Charter) has reasonably been extended by the External Charterer) if (i) the External Charterer has not commenced or (ii) the Collateral Vessel has not been accepted by the External Charter pursuant to Section 2, Article 6 of the External Charter, the Borrower shall repay the Loans in full.

(f)   On the date that is 30 days after the occurrence of a Change of Control, the Borrower shall repay the Loans in full.

(g)   All repayments of the Loans pursuant to this Section 4.02 shall be applied to the repayment of the Loans then outstanding on a pro rata basis.

(h)   The amount of repayments of the Loans pursuant to Sections 4.01 and 4.02(c) shall reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments after giving effect to all prior reductions thereto).

(i)    With respect to each repayment of Loans under Section 4.01 or required by this Section 4.02, the Borrower may designate the specific Borrowing or Borrowings pursuant to which the Loan was made, provided that (i) all Borrowings with Interest Period ending on such date of required repayment shall be paid in full prior to the payment of any other Borrowings and (ii) each repayment of any Loan comprising a Borrowing shall be applied pro rata among all such Loans comprising such Borrowing. In the absence of the designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (i), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 2.11.

(j)    Notwithstanding anything to the contrary contain elsewhere in this Agreement, all outstanding Loans shall be repaid in full on the Maturity Date.

           4.03 Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (London time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office as the Administrative Agent may hereafter designate in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

            4.04 Net Payments; Taxes.

(a)     (i)   All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense.  All such payments will be made free and clear of, and without deduction or withholding for any Taxes imposed with respect to such payments unless required by applicable law. If applicable law requires the deduction or withholding of any Taxes from or in respect of any sum payable under any Note, then (i) the Borrower shall be entitled to make such deduction or withholding, (ii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority and (iii) in the case of any Indemnified Taxes or Other Taxes, the Borrower agrees to pay the full amount of such Indemnified Taxes and Other Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnified Taxes and Other Taxes, will not be less than the amount provided for herein or in such Note. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes or Other Taxes so levied or imposed and paid by such Lender.

(b)      Without duplicating the payments under subsection (a) above, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise (in the nature of a documentary or similar Tax), property, intangible, filing or mortgage recording Taxes or charges or similar levies imposed by any Governmental Authority which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note excluding:

            (i)     such amounts imposed in connection with an Assignment and Assumption Agreement, grant of a participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Note, except to the extent that any such change is requested in writing by a Borrower  and

            (ii)          any Taxes that are imposed by Luxembourg (or any political subdivision thereof) as a result of any voluntary registration by a Lender of any Note when such registration is neither ordered by a competent court or an official authority nor required to establish, maintain or preserve any rights of any Recipient;

(all such non-excluded Taxes described in this Section 4.04(b) being referred to as “Other Taxes”).

(c)      (i)   Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(c)(ii)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

                                  (ii)   In addition to, and without limiting the generality of, the foregoing:

(A)           Each Recipient that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent two copies of Protective Applicable Form W-8.

(B)           Each Recipient that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent two copies of a Protective Form W-9.

(C)           Each Recipient that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) hereby represents and warrants that it is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source), and agrees to use its reasonable best efforts to maintain such exemption. In the event that any such Lender ceases to maintain such exemption, it shall promptly so notify the Borrowers in writing.

(d)      If the Administrative Agent or a Lender determines in its sole discretion that it has actually received or realized a refund of (or Tax credit with respect to) any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to Section 4.04(a), it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 4.04(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined in the sole discretion of the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Nothing in this Section 4.04(d) shall require a Lender to disclose any confidential information (including, without limitation, its Tax returns or its calculations).

(e)      Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(a) relating to the maintenance of a Participant Register and (iii) any Taxes excluded in Section 4.04(a) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

            4.05 Application of Proceeds.

(a)      All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral of any Credit Party, together with all other monies received by the Administrative Agent or Collateral Agent under and in accordance with this Agreement and the other Credit Documents (except to the extent (i) such monies are for the account of the

Administrative Agent or Collateral Agent only or (ii) released in accordance with the applicable provisions of this Agreement or any other Credit Document) and all distributions made in respect of the Collateral in any bankruptcy, insolvency, receivership or similar proceedings, shall be applied to the payment of the Secured Obligations in accordance as follows:

            (i)     first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (c) and (d) of the definition of “Secured Obligations” and to the payment of all other costs and expenses incurred by the Agents in connection with this Agreement, any other Credit Document or any of the Secured Obligations, including, without limitation, in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

            (ii)          second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Credit Document Obligations shall be paid to the Lenders as provided in Section 4.05(d) hereof, with each Lender receiving an amount equal to such outstanding Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Credit Document Obligations, its Pro Rata Share of the amount remaining to be distributed;

            (iii)         third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Other Obligations shall be paid to the Other Creditors as provided in Section 4.05(d) hereof, with each Other Creditor receiving an amount equal to such outstanding Other Obligations or, if the proceeds are insufficient to pay in full all such Other Obligations, its Pro Rata Share of the amount remaining to be distributed; and

            (iv)         fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement and the Credit Documents in accordance with their terms, to the relevant Credit Party or to whomever may be lawfully entitled to receive such surplus.

(b)      For purposes of this Agreement, “Pro Rata Share” shall mean, when calculating a Secured Creditor's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor's Credit Document Obligations or Other Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Credit Document Obligations or Other Obligations, as the case may be.

(c)      When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 4.05 only) (i) first, to their Credit Document Obligations and (ii) second, to their Other Obligations.  If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Credit Document Obligations or Other Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Credit Document Obligations or Other Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d)      All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under this Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(e)      For purposes of applying payments received in accordance with this Section 4.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Credit Document Obligations and Other Obligations owed to the Lender Creditors or the Other Creditors, as the case may be.  Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, shall be entitled to assume that no Interest Rate Protection Agreements are in existence.

(f)       It is understood and agreed that each Credit Party shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral pledged and Liens granted by it under and pursuant to the Security Documents and the aggregate amount of the Secured Obligations of such Credit Party.

SECTION 5.  Conditions Precedent.

            5.01 Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied:

(a)  Credit Agreement. (i) The Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent and (ii) there shall have been delivered to the Administrative Agent, for each Lender that has requested the same at least three Business Days prior to the Effective Date, a Note executed by the Borrower, in each case in accordance with Section 2.04.

(b)  Officer’s Certificate. The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the conditions set forth in Sections 5.01(d), (e), (g), (h), (i) and (k) are satisfied (to the extent that, in each case, such conditions are not required to be acceptable (reasonably or otherwise) to the Administrative Agent).

(c)  PATRIOT Act.  The Credit Parties shall have provided, or procured the supply of, the “know your customer” information required pursuant to the PATRIOT Act, to each of the Lenders and the Administrative Agent in connection with their respective internal compliance regulations thereunder or other information requested by any Lender or the Administrative Agent to satisfy related checks under all applicable laws and regulations pursuant to the transactions contemplated hereby, in each case to the extent requested by any Lender or the Administrative Agent not later than five days prior to the Effective Date.

(d)  Material Adverse Effect.  On and as of the Effective Date, nothing shall have occurred since December 31, 2013 (and neither the Administrative Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to them), which the Lenders determine constitutes a Material Adverse Effect.

(e)  Litigation.  On and as of the Effective Date, no litigation with respect to any Credit Party shall be pending or, to the knowledge of any Credit Party, threatened with respect to this Agreement or any other Credit Document.

(f)   Fees. On the Effective Date, the Borrower shall have paid to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Co-Arranger and the Lenders all costs, fees, expenses (including, without limitation, the reasonable legal fees and expenses of White & Case LLP and other local counsel to the Administrative Agent) and other compensation due and payable on or prior to the Effective Date, in each case, payable to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Co-Arranger and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due and reasonably invoiced at least two Business Days prior to the Effective Date.

(g)  No Default; Representations and Warranties. On and as of the Effective Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(h)   Approvals. On and as of the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the execution, delivery and performance of this Agreement and the other Transactions to be consummated on the Effective Date shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation thereof.  In addition, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the execution, delivery and performance of this Agreement and the other Transactions to be consummated on the Effective Date.

(i)      External Charter. On and as of the Effective Date, the External Charter shall be in full force and effect and the Administrative Agent shall have received a copy thereof certified by the Borrower as true, correct and complete.

(j)    Process Agent. On and prior to the Effective Date, the Credit Parties have appointed a process agent in the State of New York and the Credit Parties shall have received evidence of the acceptance of such appointment from such process agent.

(k)      No Conflicts. On and as of the Effective Date, the Transactions shall not conflict with, or constitute a default under, the External Charter, the Helix Credit Agreement or any other material Indebtedness of Helix or any of its Subsidiaries.

(l)    Luxembourg Director’s Certificate. The Administrative Agent shall have received from each Credit Party a director’s certificate dated as of the Effective Date and signed by an authorized signatory of each Credit Party, certifying the following:

                                    (i)     an electronic true and complete certified copy of the updated articles of association;

    (ii)    an electronic true and complete certified excerpt of the Luxembourg  Register of Commerce and Companies dated as of the Effective Date;

            (iii)   an electronic certified true and complete certificate of non-registration of judgment (certificat de non-inscription d’une décision judiciaire) dated as of the Effective Date issued by the Luxembourg Register of Commerce and Companies and reflecting the situation no more than one Business Day prior to the Effective Date certifying that, as of the date of the day immediately preceding such certificate, the relevant Credit Party has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 11, 13 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings);

             (iv)   true, complete and up-to-date board resolutions approving the entry by the  relevant Credit Party into, among others, the Credit Documents;

      (v)         a confirmation that the relevant Credit Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its manager or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings;

      (vi)   a true and complete specimen of signatures for each of the directors/managers or authorized signatories having executed for and on behalf of the relevant Credit Party the Credit Documents;

      (vii)     a certificate of the domiciliation agent certifying due compliance by the relevant Credit Party with, and adherence to, the provisions of the Luxembourg Law dated 31 May 1999 concerning the domiciliation of companies, as amended, and the related regulations; and

      (viii)       a true, complete and up-to-date copy of the shareholders registers of the Borrower reflecting the registration of the pledge created over its shares.

            5.02 Closing Date.  The obligation of each Lender to make the Loans on the Closing Date is subject to the satisfaction of each of the following conditions:

(a)  Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02.

(b)  Delivery of Collateral Vessel. The Borrower shall have received or shall receive substantially simultaneously with funding of the Loans, title to the Collateral Vessel, the Borrower shall be the record and beneficial owner of the Collateral Vessel free and clear of all liens other than the Permitted Liens and the Collateral Vessel shall be accepted by the Bareboat Charterer under the Bareboat Charter.

(c)   No Default; Representations and Warranties. On the Closing Date and also after giving effect to the Loans being incurred on such date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Loans with the same effect as though such representations and warranties had been made on the date of such Loans (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(d)   Collateral and Guaranty Requirements.  On or prior to the Closing Date, the Collateral and Guaranty Requirements with respect to the Collateral Vessel shall have been satisfied or the Administrative Agent shall have waived such requirements (other than the Specified Requirements) and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

(e)     No Conflicts. On the Closing Date, after giving effect to the consummation of the Transactions, the making of the Loans and the performance by the Credit Parties of the Credit Documents, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, the External Charter, the Helix Credit Agreement or any other material agreement to which Helix or any of its Subsidiaries is a party (other than the Credit Parties).

(f)       Management Agreement and Bareboat Charter. On or prior to the Closing Date:

      (i)     the Bareboat Charter shall be in full force and effect and not cancelled as of the Closing Date and the Administrative Agent shall have received a copy thereof certified by the Borrower as true, correct and complete, and

            (ii)    the Management Agreement shall be in full force and effect and the Administrative Agent shall have received a copy thereof certified by the Borrower as true, correct and complete.

(g)      Appraisals. On or prior to the Closing Date, the Administrative Agent shall have received an Appraisal from two Approved Appraisers of the Collateral Vessel as of a recent date (and in no event dated earlier than 45 days prior to the Closing Date) in scope, form and substance reasonably satisfactory to the Administrative Agent.

(h)      Approvals. On and as of the Closing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transactions, the making of the Loans and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions, the making of the Loans and the performance by the Credit Parties of the Credit Documents.  On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions, the making of the Loans or the performance by the Credit Parties of the Credit Documents.

(i)       Solvency Certificate.  On the Closing Date, the Credit Parties shall cause to be delivered to the Administrative Agent a solvency certificate from a senior financial officer or an authorized person of each of the Credit Parties, substantially in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, each Credit Party individually (after giving effect to rights of contribution and subrogation) is not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature.

(j)       On the Closing Date, Helix shall have novated the Construction Contract to the Borrower.

All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in this Section 5 (including by reference to the Collateral and Guaranty Requirements), unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders.

                        SECTION 6. Representations and Warranties.  In order to induce the Lenders to enter into this Agreement and to make the Loans, each Credit Party makes the following representations and warranties, on the Effective Date and the Closing Date in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes.

        6.01 Corporate Status.  Each Credit Party (i) is a duly organized and validly existing as a société à responsabilité limitée, under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to have such power and authority or to be so qualified which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

           6.02 Corporate Power and Authority.  Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        6.03 Helix Agreements.

(a)  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the Bareboat Charter by the Borrower, nor compliance by it with the terms and provisions thereof, will violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under the Helix Credit Agreement, the External Charter or any other material Indebtedness of Helix or its Subsidiaries.

(b)  Each Credit Party has been validly designated as an “Unrestricted Subsidiary” (as defined in the Helix Credit Agreement) in accordance with the terms of the Helix Credit Agreement.

            6.04 No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) materially violate or result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except Permitted Liens) upon any of the material properties or assets of such Credit Party pursuant to the terms of any Indebtedness or other material agreement to which such Credit Party is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Organizational Documents of such Credit Party.

            6.05 Governmental Approvals.

(a)  Neither order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which it is a party, in each case except (x) as have been obtained or made or (y) filings or other requisite actions necessary to perfect or establish the priority of the Liens created under the Security Documents.

(b)  Notwithstanding anything to the contrary set forth in (a) above, the registration of the Credit Documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that any Credit Document (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered. The Luxembourg courts or the official Luxembourg authority may require that the Credit Documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

            6.06  No Undisclosed Business; Solvency; Material Adverse Effect; etc..

(a)  On and as of the Effective Date, neither the Borrower nor Holdings (i) has incurred any material obligations, liabilities for taxes, or other outstanding financial obligations or (ii) owns any material property or assets except as disclosed in writing to the Administrative Agent.

(b)  On and as of the Effective Date and on the Closing Date and after giving effect to the Transaction and to all Indebtedness (including the Loan) being incurred or assumed and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of each Credit Party on a stand-alone basis will exceed its debts, (ii) each Credit Party on a stand-alone basis has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) each Credit Party on a stand-alone basis will have sufficient capital with which to conduct its business.  For purposes of this Section 6.06(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; provided that, for the avoidance of doubt, for purposes of this Section 6.06(b), “debt” shall not include any convertible preferred equity certificates issued by any Credit Party to its parent company.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)      Since December 31, 2013, nothing has occurred that has had a Material Adverse Effect.

            6.07 Litigation.  There is no litigation pending or, to the knowledge of any Credit Party, threatened (i) with respect to the Credit Documents, the Bareboat Charter or the External Charter or (ii) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

            6.08 Financial Statements; True and Complete Disclosure; Projections.

(a)     (i)   The audited consolidated balance sheet of Helix and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Helix and its Subsidiaries, including the notes thereto, (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the consolidated financial condition of Helix and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of Helix and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness and (ii) the unaudited consolidated balance sheets of Helix and its Subsidiaries dated June 30, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the consolidated financial condition of Helix and its Subsidiaries as of the date thereof and their consolidated results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.

(b)     All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents to which the Borrower is a party) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein was, as of the date such information was furnished (or, if such information expressly relates to a specific date, as of such specific date), taken as a whole, true and accurate in all material respects and did not fail to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided (or, if such information expressly relates to a specific date, as of such specific date).

(c)   The projections delivered to the Administrative Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions (it being understood that such financial projections are subject to uncertainties and contingencies, which may be beyond the control of the Borrower and that no assurances are given by the Borrower that the projections will be realized).

            6.09 Use of Proceeds; Margin Regulations.

(a)      All proceeds of the Loan shall be used (i) for payment of amounts due under the Construction Contract, (ii) to fund the Closing Date Payment, (iii) to pay fees and expenses relating to the Transaction and (iv) in connection with the Borrower’s general corporate and working capital purposes.

(b)      No part of the proceeds of the Loan will be used to buy or carry any Margin Stock or to extend credit for the purpose of buying or carrying any Margin Stock.  No proceeds of the Loans will be used by the Borrower for a purpose which will violate or be inconsistent with Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(c)      No proceeds of the Loan shall be made available, directly or (to the best knowledge of either Credit Party) indirectly, by any Credit Party to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

            6.10 Tax Returns and Payments.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Credit Party has timely filed with the appropriate taxing authorities (or obtained extensions with respect thereto) all Tax returns, statements, forms and reports for Taxes required to be filed by or with respect to the income, properties or operations of the Credit Parties in any jurisdiction (the “Returns”).  Each Credit Party has paid, or has provided adequate reserves (in accordance with GAAP) for the payment of, all Taxes payable by it, except to the extent that such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been provided in accordance with GAAP.  There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Credit Parties, threatened by any authority regarding any Taxes relating to either Credit Party that would, if successfully imposed reasonably be expected to result in a Material Adverse Effect.

            6.11 Compliance with ERISA.

(a)  Schedule IV sets forth, as of the Effective Date, each material Plan.  Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) each Plan (and each related trust, insurance contract or fund), other than any Multiemployer Plan and each trust related to the Multiemployer Plan, is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; (ii) each Plan (and each related trust, if any), other than any Multiemployer Plan and any trust related to the Multiemployer Plan, which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification); (iii) no Reportable Event has occurred; (iv) to the knowledge of the Borrower and its ERISA Affiliates, no Multiemployer Plan is insolvent or in reorganization, and neither the Borrower nor any ERISA Affiliate has received any notice, and no Multiemployer Plan has received any notice from the Borrower or any ERISA Affiliate, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (v) no Plan (other than a Multiemployer Plan) has an Unfunded Current Liability; (vi) each Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA satisfies the minimum funding standard of such sections of the Code or ERISA, and no such Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 of ERISA; (vii) there has been no determination that any Plan, other than a Multiemployer Plan, is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (viii) all contributions required to be made with respect to a Plan subject to Title IV of ERISA have been timely made; (ix) neither the Borrower nor any ERISA Affiliate has any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan; (x) neither the Borrower nor any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; (xi) neither the Borrower nor any ERISA Affiliate has incurred any liability under Section 436 of the Code, or violated Section 436 of the Code with respect to a Plan; (xii) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the knowledge of the Borrower and its ERISA Affiliates, expected or threatened; (xiii) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Borrower and its ERISA Affiliates have not incurred any liabilities to any Plans which are Multiemployer Plans as a result of a complete or partial withdrawal therefrom; (xiv) no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate with respect to a Plan exists and no event has occurred which could reasonably be expected to give rise to any such lien on account of any Plan (other than a Multiemployer Plan); and (xv) the Borrower does not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).

(b)  Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; (iii) neither the Borrower nor Holdings has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested)

under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by a material amount.

            6.12 The Security Documents.  After the execution and delivery thereof and upon the taking of the actions mentioned in the immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject only to Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior the Closing Date.

            6.13 Subsidiaries.  (a)     The Borrower has no Subsidiaries and (b) Holdings has no Subsidiaries other than the Borrower.

       6.14 Compliance with Statutes, etc.  The Borrower is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           6.15 Investment Company Act.  Neither Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

           6.16 Pollution and Other Regulations.  Each Credit Party is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply would not reasonably be expected to have a Material Adverse Effect, and neither Credit Party is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing.  All licenses, permits, registrations or approvals required for the business of the Credit Parties, as conducted as of the Effective Date, under any Environmental Law have been secured and each Credit Party is in substantial compliance therewith, except for such failures to secure or comply as would not reasonably be expected to have a Material Adverse Effect. No Credit Party is not in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Credit Party is a party or which would affect the ability of the Credit Parties to operate the Collateral Vessel, any real property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of the Credit Parties, threatened against the Credit Parties which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  There has been no event, condition or occurrence relating to the Collateral Vessel or any real property or other facility owned or operated by the Borrower that is reasonably likely (i) to form the basis of an Environmental Claim against the Borrower, or the

Collateral Vessel, or any real property or other facility owned by the Borrower, or (ii) to cause the Collateral Vessel or any real property or other facility owned or operated by either Credit Party to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

           6.17 Maintenance of Properties.  Except as permitted by Section 8.01, the Borrower has good and indefeasible title to all material properties owned by it, free and clear of all Liens, other than Permitted Liens.

           6.18 Insurance.  Schedule III.B (which Schedule may be updated by written notice to the Administrative Agent on or before the Closing Date) sets forth, as of the Effective Date and the Closing Date, a true and complete listing of all insurance maintained by each Credit Party with the amounts insured (and any deductibles) set forth therein.

           6.19 Concerning the Collateral Vessel.  The name, registered owner, official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of the Collateral Vessel shall be set forth on Schedule V which Schedule shall be updated by written notice to the Administrative Agent on or before the Closing Date.

           6.20 Money Laundering and Sanctions Laws.  (a)    To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) all United States laws relating to terrorism or money laundering including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011 (the “Executive Order”), and (iii) the PATRIOT Act.  No part of the proceeds of the Loans will be used by any Credit Party, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)  None of the Credit Parties nor, to the best knowledge of the Borrower after due inquiry, any Affiliate of any Credit Party, is, or will be after consummation of the Transactions and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control (“OFAC”), United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or is included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any list of Persons issued by OFAC pursuant to the Executive Order at its official website or any replacement website or other replacement official publication of such list, or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

(c)      The Borrower does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any United States anti-terrorism laws.

(d)  Each Credit Party, its directors, officers or employees, or, to the best knowledge of such Credit Party, its agents or representatives has been and is in compliance with Sanctions Laws.

(e)  No Credit Party, nor their respective directors, officers, employees, agents or representatives (i) is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or (ii) is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

        6.21 No Immunity.  No Credit Party, nor any of their respective properties, has any right of immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

            6.22 Fees and Enforcement.

(a)     No fees or Taxes, including, without limitation, stamp, transaction, registration or similar Taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording and filing fees and/or Taxes which have been, or will be, paid as and to the extent due.

(b)  Notwithstanding anything to the contrary in paragraph (a), the registration of the Credit Documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that any Credit Document (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée).  A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered.

(c)   Under the laws of the Initial Flag Jurisdiction and of Luxembourg, the choice of the laws of the State of New York is a valid choice of law with respect to the Credit Documents which are stated to be governed by the laws of the State of New York, provided that, in respect of any action brought before a court of competent jurisdiction in Luxembourg, the Luxembourg courts may not apply the laws of the State of New York if they consider that such choice was (i) not made bona fide, (ii) not pleaded and proved or (iii) the relevant provisions are held contrary to mandatory provisions of Luxembourg law (lois de police) or are manifestly incompatible with the public policy rules (ordre public) of Luxembourg, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective, save that with respect to any Credit Party which is incorporated in Luxembourg, such appointment could be overridden by Luxembourg statutory provisions allowing the valid service of process against such Credit Party in accordance with applicable laws at its registered office.

           6.23 Form of Documentation.  Each of the Credit Documents is or, when executed will be, in proper legal form under the laws of the Initial Flag Jurisdiction and Luxembourg for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in Luxembourg and the Initial Flag Jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in Luxembourg or the Initial Flag Jurisdiction, except (i) as have been made, or will be made, in accordance with Section 5 and (ii) the registration of the Credit Documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that any Credit Document (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée).  A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered.

           6.24 Pari Passu or Priority Status.  Neither Holdings nor any other Credit Party has taken any action, or failed to take any action, which would cause the claims of unsecured creditors of Holdings or of any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent, the Collateral Agent and the Lenders against Holdings and such other Credit Party under this Agreement or the other Credit Documents.

           6.25 Citizenship.  None of the Credit Parties has a place of business in any jurisdiction which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party unless all such filings and registrations have been made or will be made, in accordance with Section 5.

           6.26 Completeness of Documentation.  The copies of the Management Agreement, the Bareboat Charter, Construction Contract and External Charter delivered to the Administrative Agent are true and complete copies of each such document (or in the case of the External Charter are true and complete copies of the sections of such document disclosed to the Administrative Agent) constituting valid and binding obligations of the Credit Parties party thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed (except to the extent disclosed in writing to the Administrative Agent) nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

           6.27 Luxembourg Specific Representations and Warranties.

(a)     Neither Credit Party carries out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended from time to time) or any activity requiring the granting of a business license under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions;

(b)  Each Credit Party complies with all requirements of the Luxembourg law of 31 may 1999 on the domiciliation of companies, as amended, and all related regulations;

(c)      Neither Credit Party has taken any corporate action nor have any steps been taken or legal proceedings been started or, to the best of its knowledge, threatened seeking that any Credit Party be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 11, 13 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decision as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings) or any other applicable insolvency or bankruptcy law;

(d)  Neither Credit Party has applied for the appointment of a commissaire, juge commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; and

(e)  Neither Credit Party is, or will, as a result of its entry into the Credit Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation des paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into any of the Credit Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or may be not reasonably be aware, of such circumstances.

           SECTION 7. Affirmative Covenants.

The Credit Parties hereby covenant and agree that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities and other contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full:

           7.01 Information Covenants.  The Borrower will furnish to the Administrative Agent:

(a)  Quarterly Financial Statements.  Within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows and (ii) the consolidated balance sheet of Helix as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by a financial officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes.

(b)  Annual Financial Statements.  (I) Within 120 days after the close of the fiscal year of Holdings ending December 31, 2014, the unaudited consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year and (II) within 120 days after the close of each fiscal year of Holdings, (A) (i) commencing with the fiscal year of Holdings ending December 31, 2015, the audited consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year and (ii) the audited consolidated balance sheet of Helix as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by a firm of independent certified public accountants of recognized national standing (including offshore services sector specialists) reasonably acceptable to the Administrative Agent (it being understood that Ernst & Young LLP shall be deemed to be reasonably acceptable to the Administrative Agent), together with a report of such accounting firm stating that its audit was conducted in accordance with generally accepted auditing standards, (B) management’s discussion and analysis of the important operational and financial developments during such fiscal year and (C) with respect to Helix, any Form 8-K filed with the Securities and Exchange Commission with respect to its year-end results of operations to the extent such filing is made.

(c)     Projections, etc.  As soon as available, but not more than 60 days after the end of each calendar year, a cash flow forecast of the Credit Parties in reasonable detail for the calendar year in which such forecast is delivered and the following two years (but in any event, no such projections shall be required to extend beyond the Maturity Date).

(d)  Appraisal Reports.  (i) At the time of delivery of the compliance certificates provided for in Section 7.01(e) required in connection with the delivery of financial statements pursuant to Section 7.01(b)(II)(A) and (ii) at any time an Event of Default is continuing, within 30 days of the written request therefor by the Administrative Agent, Appraisals for the Collateral Vessel from two Approved Appraisers, in each case, dated no more than 30 days prior to the delivery to the Administrative Agent thereof and in form and substance reasonably acceptable to the Administrative Agent.  All such Appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that at any time an Event of Default is continuing the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such Appraisals and that the cost of all such Appraisals will be for the account of the Borrower).

(e)  Officer’s Compliance Certificates.  At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of an Authorized Officer or a financial officer of the Borrower substantially in the form of Exhibit F to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, set forth the calculations required to establish whether the Borrower is in compliance with the Financial Covenants at the end of the relevant fiscal quarter or year, as the case may be.

(f)      Notice of Default, Material Litigation or Event of Loss.  Promptly, and in any event within five Business Days after the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened against each Credit Party in which the claim at issue is, or the result, if adversely determined, would be, in excess of $500,000, (iii) any Event of Loss in respect of the Collateral Vessel or any casualty, event or other occurrence which, with the passage of time would constitute an Event of Loss, and (iv) any other material damage or casualty event in respect of the Collateral Vessel.

(g)  Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which any Credit Party may file with the Securities and Exchange Commission (or any successor thereto).

(h)      Information with Respect to External Charter.  Promptly, and in any event within five Business Days of the effectiveness thereof, (i) copies of all amendments, modifications and waivers to the External Charter and (ii) information with respect to the occurrence of any termination of the External Charter.

(i)      Environmental Matters.  Promptly upon, and in any event within five Business Days after, the Borrower obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)           any Environmental Claim pending or threatened in writing against the Borrower or the Collateral Vessel or any real property or facility owned or operated or occupied by the Borrower;

(ii)          any condition or occurrence on or arising from the Collateral Vessel or any real property or facility owned or operated or occupied by the Borrower or that (a) results in noncompliance by the Borrower with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any such Collateral Vessel, real property or facility;

(iii)         any condition or occurrence on the Collateral Vessel or any real property or facility owned or operated or occupied by the Borrower that would reasonably be expected to cause the Collateral Vessel or such real property or facility to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower of such Collateral Vessel, real property or facility under any Environmental Law; and

(iv)         the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on the Collateral Vessel or real property or facility owned or operated or occupied by the Borrower as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all material notices received by the Borrower from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s response thereto.  In addition, the Borrower will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 7.01(i), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(j)      Management Letters.  Promptly after the Borrower’s receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(k)     Sanctions Matters.  Promptly and in any event within five Business Days after either Credit Party obtains actual knowledge thereof, the relevant Credit Party shall supply to the Administrative Agent (i) the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, or any of their respective directors, officers, employees, agents or representatives as well as information on what steps are being taken with regards to answer or oppose such inquiry, claim, action, suit, proceeding or investigation and (ii) that either Credit Party, or any of its direct or indirect owners, or any of their respective directors, officers, employees agents or representatives has become or is likely to become a Restricted Party.

(l)       Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower as the Administrative Agent or the Required Lenders may reasonably request in writing.

           7.02 Books, Records and Inspections.  Each Credit Party will keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business.  Each Credit Party will permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of their respective officers, any of the properties of the Borrower and Holdings (as the case may be), and to examine the books of account of the Borrower and Holdings and discuss the affairs, finances and accounts of the Borrower and Holdings with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the

Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Credit Parties.

           7.03 Maintenance of Property; Insurance.  Each Credit Party will (i) keep all material property necessary to its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance with respect to property that is not the Collateral Vessel in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds, (iii) maintain the Required Insurance with respect to the Collateral Vessel at all times, and (iv) furnish to the Administrative Agent, at the written request of the Administrative Agent, a complete description of the material terms of insurance carried, or, at the Borrower’s option, copies of such policies.

           7.04 Corporate Franchises.  Each Credit Party will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights (charter and statutory), franchises, licenses, permits and approvals; provided, however that nothing in this Section 7.04 shall prevent (a) sales of assets and other transactions by the Credit Parties in accordance with Section 8.02 or (b) the withdrawal or lapse by any Credit Party of its qualification as a foreign company in any jurisdiction or the failure to preserve or keep in full force and effect any other right, license, franchise, or approval if such withdrawal, lapse or failure would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           7.05 Compliance with Laws, Statutes, etc.

The Credit Parties shall:

(a)  comply with all laws or regulations: (i) applicable to their business and (ii) applicable to the Collateral Vessel, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the flag jurisdiction;

(b)  obtain, comply with and do all that is necessary to maintain in full force and effect any approvals required by any Environmental Law; and

(c)  without limiting paragraph (a) above, not employ the Collateral Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

           7.06 Compliance with Environmental Laws.  Each Credit Party will comply in all material respects with all Environmental Laws applicable to the ownership or use of the Collateral Vessel or any real property or facility now or hereafter owned or operated by the Borrower, pay or cause to be paid within a reasonable time period all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and keep or cause to be kept the Collateral Vessel and any such real property or facility free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor Holdings shall generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on the Collateral Vessel or any real property or facility now or hereafter owned or operated or occupied by the Borrower or Holdings, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with its business.

           7.07 ERISA.

(a)      As soon as reasonably possible and, in any event, within ten (10) days after a Credit Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following that would reasonably be expected to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of a financial officer of the Borrower setting forth the details as to such occurrence and the action, if any, that a Credit Party or such ERISA Affiliate is required or proposes to take: (i)  that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate concerning such event pursuant to the next clause hereof); (ii) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (iii) that a Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 of ERISA with respect to a Plan (other than a Multiemployer Plan); (iv) that any contribution required to be made with respect to a Plan subject to Title IV of ERISA or Foreign Pension Plan has not been timely made; (v) that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (vi) that a Credit Party or any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (vii) that a Credit Party or any ERISA Affiliate has or may reasonably expect to have any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 4975 of the Code.  The Borrower shall deliver to the Administrative Agent a copy of each funding waiver request filed with the Internal Revenue Service or any other government agency with respect to any Plan (other than a Multiemployer Plan) and all communications received by a Credit Party or any ERISA Affiliate from the Internal Revenue Service or any other government agency with respect to each such funding waiver request.

(b)      If, at any time after the Effective Date, a Credit Party or any ERISA Affiliate maintains or contributes to (or incurs an obligation to contribute to) a pension plan as defined in Section 3(2) of ERISA subject to Title IV of ERISA which is not set forth in Schedule IV, as such Schedule may be updated from time to time, and under which the Credit Parties would reasonably be expected to have material liability, then the Borrower shall deliver to the Administrative Agent an updated Schedule IV as soon as possible and, in any event, within 90 days after a Credit Party or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to) such pension plan.  Such updated Schedule IV shall supersede and replace the existing Schedule IV.

(c)      Each Credit Party shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

           7.08 End of Fiscal Years; Fiscal Quarters.  Each Credit Party will cause (i) each of its fiscal years to end on December 31 and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year or such other date as shall be agreed to by the Administrative Agent (such consent not to be unreasonably withheld).

           7.09 Performance of Obligations.  Each Credit Party will perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Credit Documents) by which it is bound, except such non-performances as would not, individually or in the aggregate, have a Material Adverse Effect.

           7.10 Payment of Taxes.  Each Credit Party will pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 8.01, provided that neither Credit Party shall be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto in accordance with GAAP or (ii) if the failure to do so would not reasonably be expected to have a Material Adverse Effect.

           7.11 Further Assurances.

(a)     Each Credit Party will ensure that the Collateral and Guaranty Requirements are satisfied at all times on and after the Closing Date.  Each Credit Party agrees that at any time and from time to time, at the expense of the Borrower or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, each Credit Party will execute, if required, and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgage (including any amendments required to maintain Liens granted by the Collateral Vessel Mortgage), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(b)  Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law.  The Collateral Agent will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the relevant Credit Party and the filing or recordation information with respect thereto.

(c)  At the reasonable written request, and only to the extent necessary or advisable to ensure its security interest under the Collateral Vessel Mortgage, of any counterparty to an Interest Rate Protection Agreement entered into after the Effective Date (to the extent permitted under this Agreement to be entered into and secured) with one or more Lenders or any Affiliate thereof (even if, after the entry into such Interest Rate Protection Agreement, the respective Lender subsequently ceases to be a Lender for any reason), the applicable Credit Party and, at the written direction of the Collateral Agent, the mortgagee shall promptly execute an amendment to the Collateral Vessel Mortgage adding obligations under such Interest Rate Protection Agreement as an additional secured obligation under the Collateral Vessel Mortgage (and allowing such obligations to be secured on such basis as set forth in this Agreement or in the Pledge Agreement), and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Collateral Agent.

           7.12 Deposit of Earnings.  The Borrower will cause the earnings derived from the Bareboat Charter to be deposited into the Earnings Account (it being understood that, absent the occurrence and continuance of an Event of Default, the Borrower shall have full control of the funds within the Earnings Account).  Without limiting any Credit Party’s obligations in respect of this Section 7.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than the Earnings Accounts, it shall promptly deposit all such proceeds into the Earnings Account.

           7.13 Ownership of Borrower and the Collateral Vessel.

(a)  The Borrower shall be, at all times, a direct Wholly-Owned Subsidiary of Holdings and Holdings will be a direct or indirect Wholly-Owned Subsidiary of Helix.

(b)  The Borrower shall, at all times on and after the Closing Date, own the Collateral Vessel.

           7.14 Citizenship; Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of the Collateral Vessel.

(a)      The Borrower will be qualified to own and operate the Collateral Vessel under the laws of the Initial Flag Jurisdiction or to transfer the Collateral Vessel to another Acceptable Flag Jurisdiction pursuant to the requirements set forth in the definition of “Flag Jurisdiction Transfer”, subject to (i) the terms of the Collateral Vessel Mortgage and (ii) the satisfaction of the Collateral and Guaranty Requirements.  Notwithstanding the foregoing, any Credit Party may transfer the Collateral Vessel to an Acceptable Flag Jurisdiction pursuant to the requirements set forth in the definition of “Flag Jurisdiction Transfer”.

(b)      The Borrower will (i) comply with and satisfy in all material respects all applicable Legal Requirements of the jurisdiction of the Collateral Vessel’s home port, now or hereafter from time to time in effect, in order that such Collateral Vessel shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify the Collateral Vessel for participation in the trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected to be forfeited.

(c)      Other than as a result of damage or casualty, the Borrower will keep the Collateral Vessel in a good and sufficient state of repair consistent with the ship-ownership and management practice employed by first class owners of vessels of similar size and type and so as to ensure that the Collateral Vessel is classified in the highest class available for vessels of its age and type with a classification society listed on Schedule V or another internationally recognized classification society reasonably acceptable to the Collateral Agent.

(d)      The Borrower will make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of the Collateral Vessel will not be materially impaired and (ii) except as otherwise contemplated by this Agreement, not remove any material part of, or item of, equipment owned by the Credit Parties installed on the Collateral Vessel except in the ordinary course of the operation and maintenance of the Collateral Vessel or unless (x) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien (other than Permitted Liens) in favor of any Person other than the Collateral Agent and becomes, upon installation on the Collateral Vessel, the property of the Credit Parties and subject to the security constituted by the Collateral Vessel Mortgage or the Pledge Agreement, (y) the removal will not materially diminish the value of the Collateral Vessel or (z) the value of all such material parts of, or items of, equipment shall in the aggregate be less than $5,000,000.

(e)      The Borrower will submit the Collateral Vessel to such periodical or other surveys as may be required for classification purposes and, upon the written request of the Collateral Agent, supply to the Collateral Agent copies of all survey reports and classification certificates issued in respect thereof.

(f)       The Borrower will promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Liens) on, or claims enforceable against, the Collateral Vessel other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of the Collateral Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of the Collateral Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(g)      The Borrower will maintain a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for the Collateral Vessel and such other similar certificates as may be required in the course of the operations of the Collateral Vessel pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements.

(h)      The Borrower will cause the Collateral Vessel to be managed in accordance with the terms of the Bareboat Charter.

           7.15 Use of Proceeds.  The Credit Parties will use the proceeds of the Loan only as provided in Section 6.09.

           7.16 Separate Existence.

(a)     Each Credit Party will:

(i)           maintain its books, financial records and accounts, including checking and other bank accounts, and custodian and other securities safekeeping accounts, separate and distinct from those of Helix and its other Subsidiaries;

(ii)          maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify their assets and liabilities separate and distinct from the assets and liabilities of Helix and its other Subsidiaries;

(iii)         not commingle any of its assets, funds or liabilities with the assets, funds or liabilities of  Helix or its other Subsidiaries;

(iv)         observe all requisite organizational procedures and formalities, including the holding of meetings of the boards of directors as required by its Organizational Documents, the recordation and maintenance of minutes of such meetings, and the recordation of and maintenance of resolutions adopted at such meetings;

(v)          except as permitted by Section 8.02, not be consensually merged or consolidated with Helix or its other Subsidiaries (other than for financial reporting purposes).

(b)      All transactions, agreements and dealings between the Credit Parties (including, in each case, transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other), will reflect the separate identity and legal existence of each such Person.

(c)      Transactions between any of the Credit Parties, on the one hand, and any third parties, on the other hand, will be conducted in the name of such Credit Party, as applicable, as an entity separate and distinct from the other Credit Parties.

(d)      The Credit Parties will not refer to the Borrower as a department or division of any Credit Party and will not otherwise refer to the Borrower in a manner inconsistent with its status as a separate and distinct legal entity.

       SECTION 8. Negative Covenants.  Each Credit Party hereby covenants and agrees that on and after the Effective Date and until all Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities and other contingent obligations which are not then due and payable) incurred hereunder and thereunder, are paid in full:

           8.01 Liens.  No Credit Party will create, incur, assume or suffer to exist any Lien upon or with respect to any of its property, assets or revenues, whether now owned or hereafter acquired, or sell any such property, assets or revenues subject to an understanding or agreement, contingent or otherwise, to repurchase such property, assets or revenues (including sales of accounts receivable with recourse to the Borrower); provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)  inchoate Liens for Taxes, assessments or governmental charges or levies not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)  Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Borrower or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

           (c)      Liens created pursuant to the Security Documents;

(d)  Liens arising out of judgments, awards, decrees or attachments not giving rise to an Event of Default so long as any such Liens are subordinate and junior to the Liens created under the Credit Documents;

(e)  Liens in respect of seamen’s wages, chartering operations, drydocking, maintenance, the furnishing of fuel to vessels and other maritime Liens arising in the ordinary course of business which are for amounts (i) not more than 30 days past due or (ii) which are being contested in good faith by appropriate proceedings so long as (x) such contest does not involve any material risk of the sale, forfeiture or loss of any material part of the Collateral, (y) enforcement of the contested item shall be effectively stayed, and (z) for any Liens in excess of the Materiality Amount, a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as is reasonably acceptable to the Administrative Agent;

(f)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)  Liens securing Indebtedness permitted under Section 8.04(d); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and improvements thereon, accessions thereto and proceeds thereof);

(h)  any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (including a demise, bareboat, time, voyage or other charter, lease or right to use the Collateral Vessel) under the Bareboat Charter;

(i)       Liens for salvage or general average for amounts which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP;

(j)       Liens (including the right of set-off) granted in favor of a banking or brokerage institution arising by operation of law or general terms and conditions of such institution or otherwise encumbering deposits or securities held by such institution, in each case which arise in the ordinary course of business in connection with the provision of deposit or security account services and are within the general parameters customary in the banking or brokerage industry;

(k)      Prior to the occurrence of the Closing Date, Liens on property or assets under the Construction Contract and related documents; and

(l)       Liens not otherwise permitted by any other clause of this Section 8.01 which secure Indebtedness and other obligations in an aggregate principal amount not to exceed $500,000 in the aggregate at any time outstanding.

           8.02 Consolidation, Merger, Sale of Assets, etc.  No Credit Party shall liquidate or dissolve its affairs or enter into, any transaction of merger or consolidation, or convey, sell, lease, charter or otherwise dispose of all or substantially all of its property, assets or revenues (determined on a consolidated basis) or any of the Collateral, or enter into any sale-leaseback transactions involving all or substantially all of its assets (determined on a consolidated basis) or any of the Collateral, except that:

(a)  any Credit Party may transfer assets (other than the Collateral Vessel) or lease to or acquire or lease assets (other than the Collateral Vessel) from any other Credit Party;

(b)   the Borrower may enter into and perform the Bareboat Charter with respect to the Collateral Vessel;

(c)   the Borrower may make dispositions of assets (other than the Collateral Vessel) pursuant to equipment exchanges with Helix and its subsidiaries, provided; (x) the fair market value of assets subject to all such equipment exchanges shall not exceed $25,000,000 in the aggregate and (y) assets disposed of pursuant to such equipment exchange are replaced on the Collateral Vessel with comparable or superior assets of the same type and value within 60 days of the initial disposal thereof;

(d)   any Credit Party may make dispositions of cash or Cash Equivalents;

(e)   the granting of any Permitted Lien hereunder and dispositions of property subject to any such Permitted Lien that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholders’ claim shall be permitted;

(f)   any Credit Party may sell or otherwise dispose of any obsolete, surplus or worn out property or property that is no longer used or useful for the business of such Credit Party; provided that this clause (f) shall not apply to the Collateral Vessel; and

(g)   any Credit Party may sell or otherwise dispose of any assets not otherwise permitted under this Section 8.02 the fair market value of which may not exceed, in the aggregate, $500,000.

To the extent the Required Lenders waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Sections 8.02, such Collateral (unless sold to the Borrower or Holdings) shall be sold free and clear of the Liens created by the Security Documents (which Liens shall be automatically released), and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

           8.03 Restricted Payments.  Neither Credit Party shall pay or make any Restricted Payment, except that:

(a)  the Borrower may pay or make any Restricted Payment to Holdings;

(b)  Holdings may pay or make any Restricted Payment to Helix or any of its Subsidiaries, provided that, with respect to this clause (b):

(i)           the Consolidated Debt Service Coverage Ratio set forth in the compliance certificate most recently delivered prior to giving effect to any such Restricted Payment shall be at least 1.20:1.00;

(ii)          no Default or Event of Default exists at the time of such Restricted Payment or would result after giving effect thereto;

(iii)         before and immediately after giving effect to such payments, the Borrower shall be in pro forma compliance with the Financial Covenants;

(c)  the Credit Parties may pay or make any Restricted Payment to Helix or any of its Subsidiaries under the Management Agreement; and

(d)  Holdings or the Borrower may pay or make the Closing Date Payment to Helix or any of its Subsidiaries.

           8.04 Indebtedness.  No Credit Party shall create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness incurred pursuant to this Agreement and the other Credit Documents), except that:

(a)  the Credit Parties may enter into Interest Rate Protection Agreements in the ordinary course of business (and not for speculative purposes) and remain liable for Indebtedness thereunder;

(b)  the Credit Parties may incur and remain liable for intercompany Indebtedness permitted pursuant to Section 8.05(b);

(c)  Holdings may incur and remain liable for intercompany Indebtedness owed to Helix or any of its Subsidiaries (other than another Credit Party); provided that, such intercompany Indebtedness is subordinated to the Obligations pursuant to written subordination provisions substantially in the form of Exhibit H and otherwise reasonably acceptable to the Administrative Agent;

(d)  the Credit Parties may incur and remain liable for Indebtedness representing Capitalized Lease Obligations, purchase money obligations or other Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of any Credit Party, and any refinancing, refunding, extension, renewal or replacement thereof, in an aggregate principal amount not to exceed $500,000;

(e)  the Credit Parties may incur and remain liable for any guarantee of Indebtedness permitted to be incurred under this Section 8.04;

(f)  the Credit Parties may incur and remain liable for Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(g)  the Credit Parties may incur and remain liable for Indebtedness in respect of treasury management arrangements incurred in the ordinary course of business with a Lender or Affiliate of a Lender; and

(h)  the Credit Parties may incur and remain liable for Indebtedness not otherwise permitted under this Section 8.04 in a principal amount not to exceed $500,000 in the aggregate at any one time outstanding.

           8.05 Advances, Investments and Loans.  Neither Credit Party will lend money or credit or make advances to any Person, or purchase or acquire any Equity Interests in, or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)  the Credit Parties may acquire and hold accounts receivable owing to any of them;

(b)  the Credit Parties may make Investments between themselves, provided that (i) any loans or advances by or to the Borrower or Holdings pursuant to this Section 8.05(b) shall be subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions substantially in the form of Exhibit H and otherwise reasonably acceptable to the Administrative Agent and (ii) any loans or advances from Holdings to the Borrower made after the Effective Date pursuant to this Section 8.05(b) shall be pledged to secure the Obligations;

(c)  Investments and capital expenditures by the Borrower related to the use, operation, trading, repairs and maintenance work on the Collateral Vessel or improvements thereto;

(d)  Investments by the Credit Parties in Interest Rate Protection Agreements to the extent permitted by Section 8.04(a);

(e)  loans or advances to Helix or any of its Subsidiaries (other than the Borrower) provided that such loans or advances are permitted pursuant to Section 8.03 or 8.04(c);

(f)  Investments in the form of cash or Cash Equivalents; and

(g)  Investments consisting of extensions of trade credit in the ordinary course of business.

For the avoidance of doubt, no Investment shall be made available, directly or indirectly, by any Credit Party to or for the benefit of a Restricted Party nor shall it otherwise be applied by any Credit Party in a manner or for a purpose prohibited by Sanctions Laws.

           8.06 Transactions with Affiliates.  Neither Credit Party will enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a)  Restricted Payments may be paid to the extent provided in Section 8.03;

(b)  the Borrower and Holdings may each pay customary director’s fees to their respective directors;

(c)  the Credit Parties may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;

(d)  in lieu of Overhead Expenses incurred by any Credit Party, such Credit Party may pay amounts to one or more Affiliates in exchange for the provision of Overhead Expenses in respect of such Credit Party (so long as the cost paid by such Credit Party is fair and reasonable);

(e)  the Borrower may enter into and perform the Management Agreement;

(f)      the Credit Parties may enter into transactions between themselves;

(g)  Investments may be made to the extent provided in Section 8.05(b) and (e);

(h)  Holdings may issue Equity Interests to, or receive capital contributions from, Helix or any of its Subsidiaries (other than a Credit Party); and

(i)   the Borrower may enter into and perform the Bareboat Charter.

           8.07 Financial Covenants.

(a)  Minimum Liquidity.  On any day on and after the Closing Date, the Credit Parties will not permit the Unrestricted Cash and Cash Equivalents held by the Borrower in the Cash Collateral Account to be less than $10,000,000 (such amount, the “Minimum Liquidity Amount”).

(b)  Consolidated Debt Service Coverage Ratio.  The Credit Parties shall not permit as of the last day of any fiscal quarter (commencing with the last day of the first full fiscal quarter commencing after the Closing Date), the Consolidated Debt Service Coverage Ratio for the period of four consecutive fiscal quarters then ending to be less than 1.10:1.00.

The Consolidated Debt Service Coverage Ratio will be tested on the last day of the first full fiscal quarter commencing after the Closing Date and on the last day of each subsequent fiscal quarter; provided that, for the purposes of this clause (b), the Consolidated Debt Service Coverage Ratio to be calculated on the last day of each of the first, second and third full fiscal quarters commencing after the Closing Date shall be deemed to be the twelve month pro rata equivalent (annualized by a multiple of 4, 2 and 4/3 in the case of the first, second and third full fiscal quarters commencing after the Closing Date, respectively) of the ratio of (x) the actual Consolidated EBITDA for each full fiscal quarter commencing after the Closing Date and ending on or prior to the date of determination to (y) the actual Consolidated Debt Service Payments for each full fiscal quarter commencing after the Closing Date and ending on or prior to the date of determination.

(c)  Collateral Maintenance.  The Credit Parties will not permit, at any time, the sum of (i) the Appraised Value of the Collateral Vessel and (ii) the value of any Additional Collateral to be less than 125% of the aggregate principal amount of the Loans outstanding at such time; provided that any such non-compliance shall not constitute an Event of Default (but shall constitute a Default) so long as within 30 days of the occurrence of such non-compliance, the Borrower shall either (i) post Additional Collateral or (ii) prepay the Loan in an amount sufficient to cure such non-compliance in accordance with Section 4.02(c).

           8.08 Limitation on Modifications of Certain Documents.

(a)  Neither Credit Party shall amend, modify or change its Organizational Documents other than any amendments, modifications or changes which are not in any way materially adverse to the interests of the Lenders.

(b)      The Borrower will not agree to any amendments to the Management Agreement or the Bareboat Charter, or grant any waiver thereunder, in each case which would be materially adverse to the interests of the Lenders, without the consent of the Administrative Agent, provided that the Borrower may not in any case consent to any amendment to the Bareboat Charter that (i) reduces the day rate below the Minimum Daily Rate or (ii) decreases the charter period such that it ends prior to the Maturity Date.

           8.09 Business of Credit Parties.  (a)     Holdings will not engage in any operating or business activities other than:  (i) its ownership of the Equity Interests of the Borrower and activities incidental thereto; (ii) the maintenance of its legal existence (including the ability to incur fees, costs, expenses and taxes relating to such maintenance); (iii) the entering into and performance of its obligations under this Agreement and the other Credit Documents (including without limitation its obligations pursuant to the Guaranty) and its Organizational Documents; (iv) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower; (v) holding any cash or Cash Equivalents; (vi) making of Restricted Payments and Investments, incurring Indebtedness, issuance and sale of its Equity Interests and repurchases thereof and any other activities to the extent permitted hereunder and under the Credit Documents; (vii) providing indemnification to officers and directors; and (viii) any activities incidental or reasonably related to the foregoing.

(b)      The Borrower will not engage in any material operating or business activities other than:  (i) its ownership, management and operation of the Collateral Vessel; (ii) the maintenance of its legal existence (including the ability to incur fees, costs, expenses and taxes relating to such maintenance); (iii) the entering into and performance of its obligations under this Agreement and the other Credit Documents and its Organizational Documents; (iv) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower; (v) holding any cash, Cash Equivalents and other property necessary desirable in connection with, or incidental to, the ownership, management and operation of the Collateral Vessel; (vi) making of Restricted Payments and Investments, incurring Indebtedness and any other activities to the extent permitted hereunder and under the Credit Documents; (vii) providing indemnification to officers and directors; and (viii) any activities incidental or reasonably related to the foregoing.

           8.10 Bank Accounts.  At any time after the Closing Date (or such later date as the Administrative Agent may reasonably agree), Holdings will not maintain any deposit, savings, investment or other similar account other than accounts maintained with Nordea or its Affiliates.

           8.11 Jurisdiction of Employment.  The Borrower will not, and will not permit any third party charterer of the Collateral Vessel to employ or cause to be employed the Collateral Vessel in any country or jurisdiction in which (i) the Borrower or such third party charterer of the Collateral Vessel is prohibited by law from doing business, (ii) the Lien created by the Collateral Vessel Mortgage will be rendered unenforceable or (iii) the Collateral Agent’s foreclosure or enforcement rights will be materially impaired or hindered; provided that, notwithstanding the foregoing, legal employment of the Collateral Vessel in the United States of America, the coastal waters thereof or international waters shall be permitted for purposes of this Section 8.11.

           8.12 Operation of the Collateral Vessel.  The Borrower will not engage in the following undertakings:

(a)      without giving prior written notice thereof to the Collateral Agent, change the registered owner, name, official or patent number, as the case may be, the home port or class of the Collateral Vessel;

(b)      permit management of the Collateral Vessel by any Person other than the Bareboat Charterer or its Affiliates; or

(c)      without the prior consent of the Administrative Agent (or, in the case of the registry, the Required Lenders) (such consent not to be unreasonably withheld), change the registered flag registry or classification society of the Collateral Vessel unless the change is to an Acceptable Flag Jurisdiction (and the requirements of the Flag Jurisdiction Transfer have been satisfied) or to a classification society listed on Schedule V, as the case may be.

           SECTION 9. Events of Default.  Each of the following events shall constitute an “Event of Default” for purposes of this Agreement and the other Credit Documents:

           9.01 Payments.  The Borrower shall (a) default, and such default shall continue unremedied for more than two Business Days, in the payment when due of any principal of the Loans or (b) default, and such default shall continue unremedied for more than five Business Days, in the payment when due of any interest on the Loans, fees or any other amounts owing hereunder or thereunder; or

           9.02 Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; provided that, notwithstanding anything in this Section 9.02 to the contrary, no Event of Default shall be deemed to have occurred with respect to the representation and warranty contained in Section 6.08(a) unless such representation and warranty shall be untrue or incorrect in any material respect with respect to any matter which would reasonably be expected to have a material adverse effect on the performance of the Credit Parties (individually or taken as a whole) of their obligations to the Lender Creditors under the Credit Facility; or

           9.03 Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(f)(i), 7.03 (other than clause (i), (iii) or (iv) thereof), 7.06, or Section 8 or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document to which it is a party and, in the case of this clause (b), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

           9.04 Default Under Other Agreements.  (a)  The Borrower shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (b) the Borrower shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (c) any Indebtedness (other than the Obligations) of the Borrower shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or in connection with an asset sale, casualty or condemnation, or other similar mandatory prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 9.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) through (c), inclusive, exceeds the Materiality Amount; or

           9.05 Bankruptcy, etc.  The Borrower, Holdings or any Parent Holding Company, shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any Parent Holding Company and the petition is not controverted within 30 days after service of summons (or such longer period as may be provided by such summons), or is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Parent Holding Company and such appointment continues undischarged for a period of 60 days, the Borrower or any Parent Holding Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Parent Holding Company, or there is commenced against the Borrower or any Parent Holding Company any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any Parent Holding Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Parent Holding Company makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Parent Holding Company for the purpose of effecting any of the foregoing; or

           9.06 ERISA.  (a)  If (a)(i) any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 of ERISA; (ii) a Reportable Event shall have occurred; (iii) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following thirty (30) days; (iv) any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan; (v) any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA; (vi) a contribution required to be made with respect to a Plan subject to Title IV of ERISA or a Foreign Pension Plan is not timely made; (vii) any Plan shall have an Unfunded Current Liability; (viii) the

Borrower or any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan subject to Title IV of ERISA; (ix) the Borrower or any ERISA Affiliate has or is reasonably likely to have any liability to or on account of a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code; or (x) a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect any Multiemployer Plan; and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

           9.07 Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall, other than in accordance with the terms hereof or thereof, cease to be in full force and effect in any material respect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any “event of default” (as defined in the Collateral Vessel Mortgage) shall occur in respect of the Collateral Vessel Mortgage; or

           9.08 Guaranty.  The Guaranty, or any material provision thereof, shall cease to be in full force or effect in any material respect as to Holdings (or Person acting by or on behalf of Holdings) shall deny or disaffirm Holdings’ obligations under the Guaranty; or

           9.09 Judgments.  One or more judgments or decrees shall be entered against the Borrower involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds the Materiality Amount; or

           9.10 Default under External Charter.  Any event, act, condition or conduct occurs or exists which causes either party to the External Charter to terminate the External Charter prior to its stated termination date; or

           9.11 Illegality.  It becomes unlawful:

           (i)  for any Credit Party to discharge any liability under the Credit Documents or to comply with any other obligation which the Required Lenders consider material under the Credit Documents, or

           (ii)  for the Administrative Agent, the Collateral Agent and the Lenders to exercise or enforce any material right under, or to enforce any security interest created by the Credit Documents; or

           9.12 Termination of Business.

Any Credit Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business (in each case other than in connection with drydockings, maintenance of the Collateral Vessel and other temporary suspensions of operations in the ordinary course of business) which, in the opinion of the Required Lenders, is material in the context of this Agreement; or

           9.13 Bareboat Charter Payment Obligation.

The Bareboat Charter is suspended, for a period of 30 continuous days (without giving regard, for the avoidance of doubt, as to whether any suspension of the Bareboat Charter has occurred in accordance with its terms).

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of the Loans and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; or (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.  A Lender that is subject to German regulations and which has notified the Administrative Agent in writing that it wishes to be subject to the exemption set out in this clause (each an “Exemption Lender”), shall not, in the event of, and on the basis of, a breach of any Sanctions passed by any Sanctions Authority to the extent that the enforcement of such provision by a Credit Party would (a) violate, conflict with or incur liability under EU Regulation (EC) 2271/96 or (b) violate or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with section 4 paragraph (1)(a)(3) of the Foreign Trade Law (Außenwirtschaftsgesetz) or any similar anti-boycott statute in force in the Federal Republic of Germany, be entitled to declare that its part of the Commitment is cancelled and require a mandatory prepayment of its part of the Loan in accordance with Section 2.08(b) (with respect to Section 2.08(a)(iv)); or invoke or declare an Event of Default due to breach of Sections 6.08(b), 6.08(c), 6.08(d), 6.08(e), 6.20 and/or clauses 7.01(k), 7.05(a), 7.05(c) (collectively, the “Sanctions Clauses”) or vote for a cancellation of the Commitments and immediate repayment of the Loan in accordance with the paragraphs above of this Section 9, last paragraph or assert any other rights on the basis of such breach of any of the Sanction Clauses.  By signing this Agreement, the Exemption Lenders vote against the cancellation of the Total Commitments and immediate repayment of the Loan in relation to any breach of such Sanctions Clauses that such Lender due to that notice is excluded to invoke or to declare.

           SECTION 10. Agency and Security Trustee Provisions.

           10.01 Appointment.

(a)     The Lenders in their capacity as Lenders and Other Creditors (by their  acceptance of the benefits hereof and of the other Credit Documents) hereby irrevocably designate and appoint Nordea as Administrative Agent (for purposes of this Section 10 the term “Administrative Agent” shall include Nordea (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as mortgagee and security trustee (if applicable) pursuant to the Collateral Vessel Mortgage) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of their duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.

(b)      The Lenders hereby irrevocably designate and appoint Nordea as mortgagee solely for the purpose of holding legal title to the Collateral Vessel Mortgage on behalf of the Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgage (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Credit Party in the Collateral Vessel Mortgage), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Vessel Mortgage, whether from the Borrower or Holdings or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea hereby accepts such appointment.

           10.02 Nature of Duties.

        (a)      The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non–appealable decision (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any

Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)      It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

           10.03 Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loan and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loan or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Credit Parties or the existence or possible existence of any Default or Event of Default.

           10.04 Certain Rights of the Agents  If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

           10.05 Reliance  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

           10.06 Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document (including, without limitation, as a result of a breach of any Sanctions Laws by a Credit Party); provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

The indemnity clause in this Section 10.06, shall cover any cost, loss or liability incurred by each Indemnified Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, ISPS Code or any Environmental Law.

           10.07 The Administrative Agent in its Individual Capacity.  With respect to its obligation to make the Loan under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

           10.08 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

           10.09 Resignation by the Administrative Agent.

(a)      Without prejudice to its rights pursuant to Section 10.09(e), the Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)      Upon any a notice of resignation delivered by the Administrative Agent pursuant to Section 10.09(a), the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

(c)      If, following the Administrative Agent delivering a notice of resignation pursuant to Section 10.09(a), a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)      If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)      The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time and may appoint one of its Affiliates, including, without limitation, Nordea Bank AB (publ), London Branch, as a successor by giving 5 Business Days’ prior written notice to the Borrower and the Lenders.  The Administrative Agent shall bear all reasonable documentation costs incurred in connection with the Administrative Agent’s resignation under this clause (e).

           10.10 Collateral Matters.

(a)      Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to, or during, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

(b)      The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of all Commitments and payment and satisfaction in full of all Obligations (other than contingent indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) that is sold or otherwise disposed of (to Persons other than a Credit Party) in compliance with Section 8.02 (such Liens to be automatically released upon such disposition), (iii) in connection with any Flag Jurisdiction Transfer, provided that the requirements thereof are satisfied by the relevant Credit Party, (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.13) or (v) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 10.10.

(c)      The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

           10.11 Delivery of Information.  The Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agents from any Credit Party, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of any Agent at the time of receipt of such request and then only in accordance with such specific request.

           SECTION 11. Miscellaneous.

           11.01 Payment of Expenses, etc.  The Borrower agrees that it shall:  (i) pay all reasonable and documented out-of-pocket costs and expenses of each of the Agents and their Affiliates (which shall be limited, in the case of legal fees, to the reasonable and documented fees and disbursements of one legal counsel to the Administrative Agent, the Lead Arrangers and the Co-Arranger, local counsel and maritime counsel (as necessary) to the Administrative Agent) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (whether or not the transactions herein contemplated are consummated), and (ii) pay all reasonable and documented out-of-pocket costs and expenses of each of the Agents and the Lenders (including, without limitation, the reasonable fees and disbursements of counsel (excluding in-house counsel) for each of the Agents and for each of the Lenders) in connection with the enforcement or protection of its rights (A) in connection this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and (B) in connection with the Loans made hereunder, including such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  In addition, the Borrower shall indemnify the Agents and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents (collectively, the “Indemnified Parties”) from, and hold each of them harmless against, any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of proceeds of the Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, (b) the actual or alleged presence of Hazardous Materials on the Collateral Vessel or on any real property or facility at any time owned or operated by any Credit Party, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials by any Credit Party at any location, whether or not owned or operated by such Credit Party, the non-compliance of the Collateral Vessel or any real property or facility at any time owned or operated by such Credit Party with applicable foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder), or any Environmental Claim asserted against any Credit Party, the Collateral Vessel or any real property or facility at any time owned or operated by such Credit Party, or (c) any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Credit Party or any of its partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws, in each case excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence of, the breach in bad faith of the Credit Documents by, or wilful misconduct of, any such Indemnified Party or by reason of a failure by any such Indemnified Party to fund its Commitments as required by this Agreement.  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding the foregoing, no party hereto shall be responsible to any Person for any consequential, indirect, special or punitive damages which may be alleged by such Person arising out of this Agreement or the other Credit Documents.

           11.02 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of such Credit Party, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

           11.03 Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or email communication) and mailed, emailed, telecopied or delivered:  if to the Borrower, at the Borrower’s address specified on Schedule VI hereto; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telecopier or e-mail, be effective when sent by telecopier or e-mail, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

           11.04 Benefit of Agreement; Assignments; Participations.

(a)      This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may grant participations in the Loans hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 11.04(b)) and no participant shall constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of the Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loan hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)      Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and/or its outstanding Loan to its (i) parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign with the consent of the Borrower and the Administrative Agent (in each case which consent shall not be unreasonably withheld or delayed and shall not be required if any Default under Section 9.01 or 9.05 or any Event of Default is then in existence) all, or if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principal amount of Loan hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or the outstanding Loan, as the case may be) of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or the outstanding Loan, as the case may be), (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.08, 2.09, 4.04, 11.01 and 11.06) shall survive as to such assigning Lender with respect to matters occurring prior to the date such assigning Lender ceases to be a Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.11 or this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from any Change in Law after the date of the respective assignment).

(c)      Nothing in this Agreement shall prevent or prohibit any Lender from pledging its portion of the Loan and Notes hereunder to a Federal Reserve Bank in support of the borrowing made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loan to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

           11.05 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

           11.06 Payments Pro Rata.

(a)      Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)      Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loan or Commitment Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)      Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

           11.07 Calculations; Computations.

(a)      The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).  In addition, all computations determining compliance with the Financial Covenants shall utilize accounting principles and policies in conformity with GAAP in effect on the Effective Date, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)      All computations of interest for the Loan, Commitment Fees and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Fee or Fees are payable.

           11.08 Agreement Binding.  The Borrower and Holdings each agree that they shall be bound by the terms of this Agreement and the obligations and covenants expressed to be binding on each of them under this Agreement even if the terms, covenants or obligations contained hereunder are inconsistent with, or less favorable to the Borrower or Holdings (as the case may be) than the Borrower’s or Holdings’ rights and obligations under  any other document that they are a party to or are otherwise bound by, including without limitation, the Management Agreement and the Bareboat Charter, notwithstanding that the Lender Creditors aware of or have been provided with such other document pursuant to this Agreement or otherwise.

           11.09 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)      THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE COLLATERAL VESSEL MORTGAGE AND OTHER SECURITY AGREEMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH ON SCHEDULE VI HERETO, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 11.09 OR OTHERWISE PERMITTED BY LAW.

(b)      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID

ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

           11.10 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original (including if delivered by e-mail or facsimile transmission), but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

           11.11 Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the conditions set forth in Section 5.01 shall have been satisfied or waived by the Administrative Agent.

           11.12 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

           11.13 Amendment or Waiver; etc.

(a)      Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) directly and negatively affected, (i) extend the final scheduled maturity of the Loans, extend the timing for or reduce the principal amount of any Scheduled Repayment, or reduce the rate or reduce or extend the time of payment of interest on the Loans or Commitment Fee (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 11.13 or of any other Section that expressly requires the consent of all the Lenders to do so, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of the Loans and Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower or Holdings of any of its respective rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 and (vii) substitute or replace the Borrower or Holdings from a Guaranty; provided, further, that no such change, waiver, discharge or termination shall (A) increase or extend the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of Section 2.01(b) conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the  Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (B) without the consent of each Agent, amend, modify or waive any provision of Section 10 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (C) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)      If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 11.13(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required (any such Lender, a “Non-Consenting Lender”) is not obtained, then the Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such Non-Consenting Lender (or, at the option of the Borrower if the respective Non-Consenting Lender’s consent is required with respect to less than all Loans (or related Commitments) of such Non-Consenting Lender, to replace only the respective Commitments and/or Loans of the respective Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement, each such Replacement Lender consents to the proposed  change, waiver, discharge or termination or (B) terminate such Non-Consenting Lender’s Commitment (if such Non-Consenting Lender’s consent is required as a result of its Commitment), and/or repay the outstanding Loans and terminate any outstanding Commitments of such Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s consent, in accordance with Sections 3.02(b) and/or 4.01(c), provided that, unless the Commitments that are terminated and/or the Loans are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate such Lender’s Commitment or repay such Lender’s Loan solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.13(a).

(c)      The Administrative Agent and the Borrower may amend any Credit Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document.

           11.14 Survival.  All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04, 11.01 and 11.06 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loan.

           11.15 Domicile of the Loan.  Each Lender may transfer and carry its pro rata portion of the Loan at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of the Loan pursuant to this Section 11.15 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

           11.16 Confidentiality.  (a)   Subject to the provisions of clauses (b) of this Section 11.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel on a confidential and need-to-know basis if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender) any information with respect to the Borrower which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 11.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation (in which case such Lender, to the extent permitted by law, agrees to inform the Borrower promptly thereof), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent, (f) to any auditor or professional financial or legal advisor of such Lender employed in the normal course of its business, (g) to any branch or Affiliate or Subsidiary of such Lender or to the parent company, head office or regional office of such Lender and (h) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender (it being understood that for the purpose of this clause (h), other than during the continuance of an Event of Default, the Lender shall use commercially reasonable efforts to apprise the Borrower of the potential transferee), provided that such prospective transferee expressly agrees to execute and does execute (including by way of customary “click through” arrangements) a confidentiality agreement and be bound by the confidentiality provisions contained in this Section 11.16.

(b)      The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates on a confidential and need-to-know basis any information related to the Borrower (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower ), provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender.

           11.17 Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loan made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loan of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of the Loan.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, the Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and the Loan and prior to such recordation all amounts owing to the transferor with respect to such Commitments and the Loan shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and the Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.17, except to the extent caused by the Administrative Agent’s own gross negligence, willful misconduct or unlawful acts.

           11.18 Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

           11.19 Language.  All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

           11.20 Waiver of Immunity.  The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, any Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, any Acceptable Flag Jurisdiction or elsewhere.

           11.21 USA PATRIOT Act Notice.  Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other “know your customer” information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act and anti-money laundering rules and regulations, and each Credit Party agrees to provide such information from time to time to any Lender.

           11.22 German Anti-Boycott Legislation.  The representations and warranties set forth Sections 6.08(b), 6.08(c), 6.08(d), 6.08(e) and 6.20 and the undertakings in Sections 7.01(k), 7.05(a), 7.05(c), 10.06 and 11.01 in above, shall not be made by any Credit Party to any Lender and, in the case of Sections 10.06 and 11.01, shall not apply to any Lender which is incorporated in the Federal Republic of Germany (and which has so notified the Administrative Agent) to the extent that the enforcement of such provision by a Lender would (a) violate, conflict with or incur liability under EU Regulation (EC) 2271/96 or (b) violate or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) in connection with section 4 paragraph (1)(a)(3) of the Foreign Trade Law (Außenwirtschaftsgesetz) or any similar anti-boycott statute in force in the Federal Republic of Germany.

          11.23 Severability.  If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided, that, the Lenders shall charge no fee in connection with any such amendment.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           11.24 Flag Jurisdiction Transfer.  In the event that the Borrower desires to implement a Flag Jurisdiction Transfer with respect to the Collateral Vessel, upon receipt of reasonable advance notice thereof from the Borrower, the Collateral Agent shall use commercially reasonably efforts to provide, or (as necessary) procure the provision of, all such reasonable assistance as any Credit Party may request from time to time in relation to (i) the Flag Jurisdiction Transfer, (ii) the related deregistration of the Collateral Vessel from its previous flag jurisdiction, and (iii) the release and discharge of the related Security Documents provided that the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such assistance.  Each Lender hereby consents in connection with any Flag Jurisdiction Transfer and subject to the satisfaction of the requirements thereof to be satisfied by the relevant Credit Party, to (i) deregister such Collateral Vessel from its previous flag jurisdiction and (ii) release and hereby direct the Collateral Agent to release the Collateral Vessel Mortgage.  Each Lender hereby directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the Collateral Vessel Mortgage when and as directed pursuant to this Section 11.23.

           11.25 Non-Recourse Debt.  It is the intent of the parties hereto that the Secured Obligations shall constitute “Non-Recourse Debt” for purposes of the Helix Credit Agreement.  In furtherance thereof, (x) each Credit Party hereby notifies each of the Lender Creditors that, and each of the Lender Creditors hereby acknowledges and agrees that, such Lender Creditor will not have any recourse to the stock or assets of Helix or any of its Restricted Subsidiaries (as defined in the Helix Credit Agreement) and (y) each Credit Party hereby acknowledges that pursuant to the Assignment of Bareboat Charter the Lender Creditors shall have a security interest in and to the Borrower’s rights under the Bareboat Charter which grant of a security interest shall not violate the requirements of the Helix Credit Agreement as to “Non-Recourse Debt”.

           SECTION 12. Guaranty.

           12.01 Guaranty.  In order to induce the Administrative Agent, the Collateral Agent, and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and in recognition of the direct and indirect benefits to be received by Holdings from the proceeds of the Loan, and the entering into of such Interest Rate Protection Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows:  Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations.  If any claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02 Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 9.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors on demand, in lawful money of the United States.

12.03 Nature of Liability.  The liability of holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 12.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

12.04 Independent Obligation.  The obligations of Holdings hereunder are independent of the obligations of any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other party or the Borrower and whether or not any other party or the Borrower be joined in any such action or actions.  Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

12.05 Authorization.  Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)  change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)  take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)  exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)  release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e)  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f)       apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)  consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any of such other instruments or agreements; and/or

(h)      take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

12.06 Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07 Subordination.  Any indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.08 Waiver.  (a)   Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.  Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

(b)  Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

12.09 Payments.  All payments made by Holdings pursuant to this Section 12 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.03 and 4.04.

12.10 Maximum Liability.  It is the desire and intent of Holdings and the Guaranteed Creditors that this Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of Holdings under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

*     *     *

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

HELIX Q5000 HOLDINGS S.À R.L.
as the Borrower

By:	/s/ Anthony Tripodo
Name: Anthony Tripodo
Title: Class A Manager

HELIX VESSEL FINANCE S.À R.L.
as Holdings

By:	/s/ Anthony Tripodo
Name: Anthony Tripodo
Title: Class A Manager

[Signature Page to Helix Credit Agreement (2014)]

NORDEA BANK FINLAND PLC, LONDON
BRANCH, individually, as Administrative Agent,
Bookrunner, Lead Arranger and Collateral Agent

By:	/s/ Martin Kahm
Name: Martin Kahm
Title: Head of Offshore & Oil Services, London

By:	/s/ Sandra Pavic-Watkinson
Name: Sandra Pavic-Watkinson
Title: Vice President

NORDEA BANK FINLAND PLC, LONDON
BRANCH, as Lender

By:	/s/ Martin Kahm
Name: Martin Kahm
Title: Head of Offshore & Oil Services, London

By:	/s/ Sandra Pavic-Watkinson
Name: Sandra Pavic-Watkinson
Title: Vice President

[Signature Page to Helix Credit Agreement (2014)]

KFW IPEX – BANK GMBH, as Lender

By:	/s/ Aida Welker
Name: Aida Welker
Title: Director

By:	/s/ Claudia Coenenberg
Name: Claudia Coenenberg
Title: Vice President

[Signature Page to Helix Credit Agreement (2014)]

COMPASS BANK, as Lender

By:	/s/ Collis Sanders
Name: Collis Sanders
Title: Executive Vice President

By:	/s/ Jason Sheppard
Name: Jason Sheppard
Title: Vice President

[Signature Page to Helix Credit Agreement (2014)]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Emily Alt
Name: Emily Alt
Title: Director

[Signature Page to Helix Credit Agreement (2014)]

CLIFFORD CAPITAL PTE. LTD., as Lender

By:	/s/ Audra Low
Name: Audra Low
Title: Head of Origination & Structuring

By:	/s/ Clive Kerner
Name: Clive Kerner
Title: Chief Executive Officer

[Signature Page to Helix Credit Agreement (2014)]